Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SCIVAC THERAPEUTICS INC.,

SENICCAV ACQUISITION CORPORATION

AND

VBI VACCINES INC.

Dated as of October 26, 2015

i

2.29	Securities Laws	27
2.30	Canadian Operations	28
2.31	Certain Business Practices	28
2.32	Employee Benefits Plans.	28
2.33	Healthcare Regulatory and Related Matters.	31
2.34	Anti-Takeover Provisions.	33
2.35	Opinion of Financial Advisor.	33
2.36	Survival of Representations and Warranties.	33

Article 3 Representations and Warranties of SciVac and Sub		33

3.1	Authority Relative to this Agreement	34
3.2	Organization and Qualification; Subsidiaries	34
3.3	No Material Change	34
3.4	No Violations	35
3.5	Consents	35
3.6	Capitalization	36
3.7	Ownership of Subsidiaries	36
3.8	Reporting Status; Securities Laws Matters and Financial Statements.	36
3.9	Books and Records	38
3.10	Minute Books	38
3.11	No Undisclosed Liabilities	38
3.12	Taxes	38
3.13	Litigation	40
3.14	Material Contracts	40
3.15	Permits.	41
3.16	Expropriation	41
3.17	Rights of Other Persons	41
3.18	Environmental Matters.	41
3.19	Intellectual Property	42
3.20	Status of SciVac Products.	45
3.21	Compliance with Laws	45
3.22	Employment Matters	46
3.23	Related Party Transactions	48
3.24	Registration Rights	48
3.25	Restrictions on Business Activities	48
3.26	Brokers	48
3.27	Insurance	48
3.28	No Cease Trade	48
3.29	United States Securities Laws	49
3.30	Certain Business Practices	49
3.31	Healthcare Regulatory and Related Matters.	49
3.32	Anti-Takeover Provisions.	52
3.33	Opinion of Financial Advisor.	52
3.34	Ownership and Operations of Sub.	53
3.35	Survival of Representations and Warranties.	53

Article 4 Conduct of Business Pending Consummation		53

4.1	Affirmative Covenants of the Company.	53
4.2	Negative Covenants of the Company.	54
4.3	Affirmative Covenants of SciVac.	56
4.4	Negative Covenants of SciVac.	57
4.5	Notification of Certain Matters.	59
4.6	No Control of Other Party’s Business; Other Actions.	60
4.7	Preparation of Proxy Statement/Prospectus and Registration Statement; Company Stockholders’ Meeting.	60
4.8	Preparation of SciVac Circular; SciVac Shareholders Meeting.	62
4.9	No Solicitation.	63
4.10	Access to Information.	66
4.11	Antitrust Notification; Consents; Reasonable Best Efforts.	66
4.12	Filing with State Office.	68
4.13	Directors’ and Officers’ Indemnification and Insurance.	68
4.14	Press Releases.	70
4.15	Takeover Laws; Charter Provisions; No Rights Plan.	70
4.16	Employee Benefits and Contracts.	70
4.17	Shareholder Litigation.	71
4.18	NASDAQ; Post-Closing SEC Reports.	71
4.19	FIRPTA Company Certificate.	72
4.20	Section 16 Matters.	72
4.21	Governance Matters.	72
4.22	SEC Reports.	72
4.23	TSX Reports.	73
4.24	Exchange Listing.	73
4.25	Voting and Support Agreements.	73
4.26	SciVac Board of Directors.	73
4.27	Officers of SciVac.	73
4.28	New SciVac Equity Incentive Plan	73
4.29	Lock-Up/Leak-Out Agreements	74
4.30	DNASE License	74
4.31	New Trading Symbol	74

Article 5 Conditions Precedent		74

5.1	Conditions to Obligations of Each Party.	74
5.2	Conditions to Obligations of SciVac and Sub.	76
5.3	Conditions to Obligations of the Company.	76

Article 6 Termination		77

6.1	Termination.	77
6.2	Effect of Termination.	79
6.3	Expenses	81

Article 7 Miscellaneous		81

7.1	Definitions.	81
7.2	Non-Survival of Representations, Warranties and Agreements.	94

7.3	Disclosure Schedules.	95
7.4	Governing Law; Jurisdiction.	95
7.5	WAIVER OF JURY TRIAL	95
7.6	Severability; Construction.	95
7.7	Specific Performance.	96
7.8	Entire Agreement.	96
7.9	Amendments.	96
7.10	Extension; Waivers.	97
7.11	Parties in Interest.	97
7.12	Assignment.	97
7.13	Notices.	97
7.14	Counterparts.	98
7.15	Captions; Articles and Sections.	98
7.16	Interpretations.	98

Exhibits:

Exhibit A	Certificate of Merger
Exhibit B	Certificate of Incorporation of the Surviving Corporation
Exhibit C	Bylaws of the Surviving Corporation
Exhibit D-1	Form of VBI Vaccines Voting Agreement
Exhibit D-2	Form of SciVac Voting Agreement
Exhibit E	New SciVac Equity Incentive Plan

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 26, 2015, by and among SCIVAC THERAPEUTICS INC., a corporation organized under the laws of British Columbia, Canada (“SciVac”); SENICCAV ACQUISITION CORPORATION, a Delaware corporation (“Sub”), and VBI VACCINES INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 7.1.

Recitals

WHEREAS, the board of directors of the Company (the “Company Board”) has determined that a merger of the Company and Sub, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of the Company and its stockholders, and declared it advisable to enter into this Agreement with SciVac and Sub and consummate the transactions described herein;

WHEREAS, the board of directors of SciVac (the “SciVac Board”) and the board of directors of Sub have determined that a merger of the Company and Sub, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of SciVac and Sub, respectively, and their respective stockholders, and declared it advisable, to enter into this Agreement and consummate the transactions described herein (the “SciVac Board Recommendation”);

WHEREAS, the Company Board has (a) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (b) recommended approval and adoption of this Agreement by the stockholders of the Company (the “Company Board Recommendation”);

WHEREAS, the board of directors of Sub, has (a) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (b) recommended approval of this Agreement and the transactions contemplated hereby by the sole stockholder of Sub;

WHEREAS, it is the intention of the Parties to this Agreement that the Merger for U.S. federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and this Agreement is intended to be, and is hereby adopted as, a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, at the Effective Time, Sub shall merge with and into the Company, with the Company surviving such merger, and the outstanding shares of Company Common Stock shall be converted into the right to receive SciVac Common Shares (except as provided herein) and, upon the terms and subject to the conditions of this Agreement, the Company shall continue to conduct its business and operations as a wholly owned subsidiary of SciVac.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties hereby agree as follows:

Article 1
Transactions and Terms of Merger; Canadian Offer

1.1     Merger.

On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Sub shall be merged with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware, as amended, (the “DGCL”) and with the effects provided in the DGCL (the “Merger”). At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the Surviving Corporation in the Merger and shall be a wholly owned Subsidiary of SciVac and shall continue to be governed by the Laws of the State of Delaware. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, immunities, purposes and franchises, both public and private, of each of the Company and Sub, all real property and personal property, tangible and intangible, of every kind and description, belonging to each of the Company and Sub shall be vested in the Surviving Corporation without further act or deed, and the title to any real estate, or any interest therein, vested in each of the Company and Sub shall not revert or be in any way impaired by reason of such Merger, the Surviving Corporation shall be liable for all the obligations and liabilities of each of the Company and Sub and any claim existing or action or proceeding pending by or against each of the Company and Sub may be enforced as if such Merger had not taken place, and neither the rights of creditors nor any liens upon, or security interests in, the property of each the Company and Sub shall be impaired by such merger or consolidation.

1.2     Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 a.m., New York City time, or such other time as the Parties, acting through their authorized officers, may mutually agree, on a date to be specified by the parties hereto, but no later than the third (3rd) Business Day following the satisfaction or waiver of the conditions (excluding the conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at Closing) set forth in Article 5, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties. The Closing shall be held at the offices of Greenberg Traurig, P.A., 333 S.E. Second Avenue, Suite 4400, Miami, FL 33131 (or pursuant to the electronic or other remote exchange of documents and closing deliverables required by this Agreement), unless another place is agreed to in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3     Effective Time.

Concurrently with the Closing, the Company, SciVac and Sub shall cause a certificate of merger relating to the Merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) to be duly executed and filed with the office of the Secretary of State of the State of Delaware as provided under the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been properly filed with the Secretary of State of the State of Delaware or at such later date and time as is agreed between the Parties and specified in the Certificate of Merger, but in no event more than ninety (90) days after the date of filing the Certificate of Merger with the Secretary of State of the State of Delaware, and such date and time is hereinafter referred to as the “Effective Time.” The Merger shall have the effects set forth in this Agreement and the DGCL.

1.4     Charter and Bylaws.

At the Effective Time, the certificate of incorporation and bylaws of the Company shall be amended and restated in accordance with the DGCL substantially in the forms attached hereto as Exhibit B and Exhibit C, respectively, which thereafter shall be the certificate of incorporation and bylaws of the Surviving Corporation.

1.5     Directors and Officers.

The directors of Sub in office immediately prior to the Effective Time (together with such additional persons as may be appointed or elected to become directors of the Surviving Corporation effective as of the Effective Time), shall be those persons set forth on Schedule 1.5 and shall be the directors of the Surviving Corporation at and as of the Effective Time and shall serve in such capacity until the earlier of their resignation or removal or until their successors are duly elected and qualified in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL. The officers of Sub shall be those persons set forth on Schedule 1.5 at and as of the Effective Time and shall serve in such capacity until the earlier of their resignation or removal or until their successors are duly elected and qualified in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL.

1.6     Conversion of Shares.

Subject to the terms and conditions of this Agreement, including, but not limited to, the provisions of this Article 1, at the Effective Time, by virtue of the Merger and without any action on the part of SciVac, the Company, Sub or any holder of Company Common Stock or Company Convertible Preferred Stock:

(a)     Conversion of Sub Common Stock. Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the “Converted Shares”). Except as set forth in Section 1.6(d), the Converted Shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation at the Effective Time. From and after the Effective Time, all certificates representing shares of Sub Common Stock shall be deemed for all purposes to represent the Converted Shares until the board of directors of the Surviving Corporation issues new certificates in respect of such shares.

(b)     Shares Held by the Company or SciVac. Each of the shares of Company Common Stock held by any Company Entity (including shares of Company Common Stock or Company Convertible Preferred Stock held in treasury by the Company) or by any SciVac Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

(c)     Conversion of Company Common Stock. Each share of Company Common Stock (excluding shares cancelled pursuant to Section 1.6(b) and including shares of Company Convertible Preferred Stock converted into Company Common Stock immediately prior to the Closing) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive SciVac Common Shares in the ratio (the “Exchange Ratio”) of 20.808356 SciVac Common Shares for such share of Company Common Stock (the “Merger Consideration”). From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Company Certificate”) or book-entry share (a “Book-Entry Share”) representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such Company Certificate or Book-Entry Share in accordance with Section 1.9.

(d)     Issuance of Shares by the Surviving Corporation. As consideration for SciVac issuing the Merger Consideration pursuant to this Section 1.6, the Surviving Corporation shall issue to SciVac a number of fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation equal to the number of SciVac Common Shares issued as Merger Consideration. The fair market value of the Merger Consideration will be equal to the number of such shares of common stock of the Surviving Corporation issued to SciVac pursuant to this Section 1.6(d).

(e)     Fractional Shares. In no event shall any holder of Company Common Stock be entitled to a fractional SciVac Common Share. Notwithstanding any other provision of this Agreement, where the aggregate number of SciVac Common Shares to be issued to a holder of shares of Company Common Stock pursuant to the Merger would result in a fraction of a SciVac Common Share (after taking into account all Company Certificates and Book-Entry Shares delivered by such holder), the number of SciVac Common Shares to be received by such holder of Company Common Stock shall be rounded down to the nearest whole SciVac Common Share.

1.7     Anti-Dilution Provisions.

If, between the date of this Agreement and the Effective Time, the outstanding SciVac Common Shares or shares of Company Common Stock or Company Convertible Preferred Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, the Merger Consideration and any adjustments or payments to be made under Section 1.6 which are based on the number of SciVac Common Shares or shares of Company Common Stock, Company Convertible Preferred Stock, shall be correspondingly adjusted to provide the holders of Company Common Stock, Company Warrants, Company Options and other awards under the Company Option Plan or the New SciVac Equity Incentive Plan, the same economic effect as contemplated by this Agreement prior to such event; provided, that with respect to Company Options and other awards made under the Company Option Plan, any such adjustments shall be made only to the extent required under the applicable Company Option Plan.

1.8     Warrants and Stock Options.

(a)     Each warrant to purchase one share of Company Common Stock granted by the Company (the “Company Warrants”) that is outstanding immediately prior to the Effective Time, whether exercisable or not exercisable at such time, shall be converted into and become rights with respect to SciVac Common Shares, and SciVac shall assume each Company Warrant, in accordance with the terms of the Company Warrant, except that from and after the Effective Time, (i) each Company Warrant assumed by SciVac may be exercised solely for SciVac Common Shares (or cash, if so provided under the terms of such Company Warrant), (ii) the number of SciVac Common Shares subject to such Company Warrant shall be equal to the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (iii) the per share exercise price under each such Company Warrant shall be adjusted by dividing the per share exercise price under each such Company Warrant by the Exchange Ratio and rounding up to the nearest cent. Each of Company and SciVac shall adopt any and all resolutions and take any and all necessary steps to effectuate the foregoing provisions of this Section 1.8(a) and reserve for issuance a sufficient number of SciVac Common Shares for delivery upon exercise of Company Warrants assumed by it in accordance with this Section 1.8(a).

(b)     At the Effective Time, each option to purchase shares of Company Common Stock granted by the Company, whether granted pursuant to a Company Option Plan or otherwise (collectively, including all such options granted under any Company Option Plan, the “Company Options”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be disposed of to and cancelled by SciVac, and the former holders of Company Options shall receive as the sole consideration therefor substantially identical options with respect to SciVac Common Shares (“SciVac Options”). All terms and conditions of each SciVac Option, including the term to expiry, conditions to and manner of exercising, will be the same as the Company Option for which it was exchanged (subject to applicable Law), and shall be governed by the terms of the applicable Company Option Plan and/or stock option agreement, and any certificate or option agreement previously evidencing the Company Option shall thereafter be and be deemed to be evidence of the SciVac Option, except that from and after the Effective Time, (i) SciVac and its compensation committee shall be substituted for the Company and the compensation committee of the Company Board (including, if applicable, the Company Board) administering such Company Option Plan, (ii) the SciVac Option may be exercised solely for SciVac Common Shares (or cash, if so provided under the terms of such Company Option), (iii) the number of SciVac Common Shares subject to a particular SciVac Option shall be equal to the number of shares of Company Common Stock subject to the applicable Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, subject to automatic downward adjustment in accordance with Section 1.8(e), and (iv) the per share exercise price under the SciVac Option shall be adjusted by converting the per share exercise price under the Company Option to Canadian dollars using the noon spot rate quoted by the Bank of Canada (the “Noon Spot Rate”) for the day that includes the Effective Time (or, if no Noon Spot Rate is quoted for that day, the Noon Spot Rate for the closest preceding day for which a Noon Spot Rate is quoted), and dividing the result of that conversion by the Exchange Ratio and rounding up to the nearest cent, subject to automatic upward adjustment in accordance with paragraph Section 1.8(e). In addition, notwithstanding the provisions of clauses (iii) and (iv) of the second sentence of this Section 1.8(b), each Company Option that is an “incentive stock option” or a nonqualified stock option held by a U.S. taxpayer shall be adjusted as required by Section 424 of the Code and Section 409A of the Code and the Treasury Regulations thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Code and the Treasury Regulations under Section 409A of the Code, or otherwise result in negative Tax treatment or penalties under Section 424 of the Code or Section 409A of the Code. Each of the Company and SciVac shall adopt any and all resolutions and take all necessary steps to effectuate the foregoing provisions of this Section 1.8(b).

(c)     As soon as practicable after the Effective Time, SciVac shall deliver to the participants in each Company Option Plan an appropriate notice setting forth such participant’s rights pursuant thereto and the grants subject to such Company Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 1.8(b) after giving effect to the Merger), and SciVac shall comply with the terms of each Company Option Plan to ensure, to the extent required by, and subject to the provisions of, such Company Option Plan, that Company Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time and Company Options that qualified for exemption from application of Section 409A of the Code prior to the Effective Time continue to remain so exempt. At or prior to the Effective Time, SciVac shall take all corporate action necessary to reserve for issuance a sufficient number of SciVac Common Shares for delivery upon exercise of Company Options assumed by it in accordance with this Section 1.8.

(d)     As soon as practicable after the Effective Time, SciVac shall file a registration statement on Form S-8 (or any successor or other appropriate form), with respect to the SciVac Common Shares subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(e)     The number of SciVac Common Shares issuable on exercise of each SciVac Option as determined pursuant to Section 1.8(b), or the per share exercise price under the SciVac Option as determined pursuant to Section 1.8(b), in respect of each SciVac Option that is issued at the Effective Time in exchange for a Company Option pursuant to paragraph Section 1.8(b) to a person who at the Effective Time is a resident of Canada (each a “Canadian Company Optionholder”) for the purposes of the Tax Act, shall be automatically adjusted with effect as of the Effective Time such that

(i)     the amount by which the total value as computed in accordance with the Tax Act (“Total Value”), determined immediately after the Effective Time, of the SciVac Common Shares that are subject to the SciVac Option exceeds the total amount as computed in accordance with the Tax Act (“Total Amount”) payable to acquire those SciVac Common Shares, does not exceed

(ii)     the amount by which the Total Value, determined immediately before the Effective Time, of the shares of Company Common Stock that were subject to the Company Option exceeds the Total Amount that was payable to acquire those shares of Company Common Stock,

The compensation committee of the Company shall, no later than 48 hours before the day that includes the Effective Time, declare whether the automatic adjustment shall be made by decreasing the number of SciVac Shares issuable under the SciVac Option or by increasing the per share exercise price under the SciVac Option (but not both), and the automatic adjustment shall be made either by reducing the number of SciVac Shares or increasing the per share exercise price (but not both) in accordance with such declaration. The compensation committee shall determine the amount of each such adjustment and shall notify each Canadian Company Optionholder promptly in writing of its determination but, for greater certainty, no such determination or notification shall be or be deemed to be conclusive evidence of the correct amount of the adjustment after Closing, it being the intention of the Company and SciVac that the automatic adjustment to the terms of each SciVac Option issued to a Canadian Company Optionholder in exchange for SciVac Options pursuant to Section 1.8(b) that is made pursuant to this Section 1.8(e) comply with the requirements of subsection 7(1.4) of the Tax Act.

1.9     Exchange Procedures.

(a)     On the Closing Date, SciVac shall make available to SciVac’s transfer agent or another exchange agent selected by SciVac and which is reasonably acceptable to the Company (the “Exchange Agent”), for exchange in accordance with this Section 1.9, the SciVac Common Shares issuable pursuant to this Agreement. Promptly after the Effective Time, the Surviving Corporation shall instruct the Exchange Agent to mail (or in the case of the Depository Trust Company on behalf of “Street” holders, deliver) to each holder of record of a Company Certificate or Book-Entry Shares immediately prior to the Effective Time, appropriate transmittal materials and instructions (a “Letter of Transmittal”). The Letter of Transmittal shall specify that delivery shall be effected, and risk of loss and title to such Company Certificates or Book-Entry Shares shall pass, only upon proper delivery of such Company Certificates or Book-Entry Shares to the Exchange Agent). Each holder of shares of Company Common Stock that have been converted into the right to receive Merger Consideration shall be entitled to receive the Merger Consideration in respect of any share of Company Common Stock represented by a Company Certificate or any Book-Entry Share upon (i) surrender to the Exchange Agent of such Company Certificate, together with a duly completed and validly executed Letter of Transmittal and duly endorsed as the Exchange Agent may require or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of the transfer as the Exchange Agent may reasonably request) in the case of book-entry of Book-Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock represented by Company Certificates or Book-Entry Shares that are not registered in the transfer records of the Company, the consideration provided in Section 1.6 may be issued to a transferee if the Company Certificates representing such shares or Book-Entry Shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer Taxes have been paid. If any Company Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Company Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as SciVac and the Exchange Agent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Company Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. SciVac shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in Section 1.6. No interest will accrue or be paid to any holder of Company Common Stock.

(b)     After the Effective Time, each holder of shares of Company Common Stock (other than shares to be canceled pursuant to Section 1.6(b)) issued and outstanding immediately prior to the Effective Time shall surrender or transfer the Company Certificate or Company Certificates representing such shares or Book-Entry Shares to the Exchange Agent together with a duly completed and validly executed Letter of Transmittal, duly endorsed as the Exchange Agent may require, and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 1.6 in one or more SciVac Common Shares, which shall be in uncertificated book entry form unless a physical certificate is requested, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 1.7. SciVac shall not be obligated to deliver the Merger Consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders or transfers such holder’s Company Certificate or Company Certificates or Book-Entry Shares for exchange as provided in this Section 1.9.

(c)     Each of SciVac, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of any state, local, or foreign Tax Law, unless they have been presented with documentation that eliminates the requirement to withhold, and to request any necessary Tax forms, as applicable, or any other proof of exemption from withholding or similar information, from the shareholders of the Company or other recipient of payments in respect of which such deduction and withholding was made. To the extent that any amounts are so withheld by SciVac, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by SciVac, the Surviving Corporation or the Exchange Agent, as the case may be. Each of SciVac, the Surviving Corporation and the Exchange Agent shall provide any documentation of such deduction or withholding as reasonably requested by the shareholders of the Company or other recipient of payments in respect of which such deduction and withholding was made.

(d)     Any portion of the aggregate Merger Consideration that remains unclaimed by the holders of Company Common Stock for one year after the Effective Time shall be returned to SciVac (together with any dividends or earnings in respect thereof). Any holders of Company Common Stock who have not theretofore complied with this Article 1 shall thereafter be entitled to look only to SciVac, and only as a general creditor thereof, for payment of the Merger Consideration deliverable in respect of each share of Company Common Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(e)     Any other provision of this Agreement notwithstanding, none of SciVac, the Surviving Corporation or the Exchange Agent shall be liable to a holder of Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts of consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by Law, the property of SciVac free and clear of any claims or interest of any Person previously entitled thereto.

(f)     If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all Assets, property, rights, privileges, powers and franchises of the Company and Sub, the directors and officers of SciVac and the Surviving Corporation shall have the authority to take all such lawful and necessary action.

1.10     Rights of Former Company Shareholders.

At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time, and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, Company Certificates and Book-Entry Shares representing shares of Company Common Stock are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article 1. Until surrendered for exchange in accordance with the provisions of Section 1.9, each Company Certificate theretofore representing shares of Company Common Stock and each Book-Entry Share (other than shares to be canceled pursuant to Section 1.6(b)) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 1.6 in exchange therefor, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by the Company in respect of such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former shareholders of record of the Company shall be entitled to vote after the Effective Time at any meeting of SciVac shareholders the number of whole SciVac Common Shares into which their respective shares of Company Common Stock are converted, regardless of whether such holders have exchanged their Company Certificates or Book-Entry Shares for SciVac Common Shares in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by SciVac on the SciVac Common Shares, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of SciVac Common Shares issuable pursuant to this Agreement, no dividend or other distribution payable to the holders of record of SciVac Common Shares as of any time subsequent to the Effective Time shall be delivered to the holder of any Company Certificates or Book-Entry Shares until such holder surrenders such Company Certificates or Book-Entry Shares for exchange as provided in Section 1.9. However, upon surrender of such Company Certificates or Book-Entry Shares, both the SciVac Common Shares (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Company Certificates or Book-Entry Shares.

1.11     Tax Consequences.

The Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Each of the Parties shall, for U.S. federal income tax purposes, report the Merger as a reorganization within the meaning of Section 368 of the Code.

1.12     Canadian Offer.

(a)     SciVac shall, concurrently with the Company’s filing of its Proxy Statement, make an offer (the “SciVac Canadian Offer”) to each holder of one or more shares of Company Common Stock who is a resident of Canada for the purposes of the Tax Act (each a “Canadian Company Shareholder”) to purchase, subject to receipt of approval of the Merger by each of the holders of SciVac Common Shares and the holders of Company Common Stock, all of such shares held by each Canadian Company Shareholder in consideration for that number of SciVac Common Shares equal to the product of the number of shares of Company Common Stock held by the relevant Canadian Company Shareholder and the Exchange Ratio, rounded down to the nearest whole number of SciVac Common Shares, and otherwise on the terms set out in the Letter of Instructions described in Section 1.12(b). Subject to satisfaction or waiver of all conditions (other than those relating to the SciVac Canadian Offer) pursuant to this Agreement, each purchase of shares of Company Common Stock from a Canadian Company Shareholder who validly tenders his, her or its shares of Company Common Stock to SciVac pursuant to the SciVac Canadian Offer will be completed immediately prior to the Effective Time.

(b)     SciVac shall, concurrently with the making of the SciVac Canadian Offer, post on its website a letter of instructions (the “Letter of Instructions”) setting out the sole means by which Canadian Company Shareholders may accept the SciVac Canadian Offer and all other terms and conditions of each purchase and sale of shares of Company Common Stock pursuant to the SciVac Canadian Offer. Those terms and conditions shall stipulate, among other things, that

(i)     each Canadian Company Shareholder who wishes to accept the SciVac Canadian Offer shall do so by delivering to SciVac, no later than the date of the SciVac Meeting, a signed share purchase agreement (the form of which SciVac will append to the Letter of Instructions), one or more Company Certificates representing all of the Canadian Company Shareholder’s shares of Company Common Stock, and a statement containing all other information stipulated by the Letter of Instructions, and

(ii)     SciVac will, subject to the terms and conditions set out in the Instruction Letter, jointly elect with each Canadian Company Shareholder who validly accepts the SciVac Canadian Offer and requests that SciVac do so, in the form and within the time limits prescribed for such purposes, that the Canadian Company Shareholder will be deemed pursuant to section 85 of the Tax Act to have disposed of his, her or its shares of Company Common Stock at an elected amount to be determined by the Canadian Company Shareholder. SciVac shall not be responsible for the proper completion of any section 85 election form nor, except for the obligation to sign and return duly completed election forms which are received within ninety (90) days after the Closing Date, for any taxes, interest or penalties resulting from the failure of a Canadian Company Shareholder to complete or file such election forms properly in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial legislation). In its sole discretion, SciVac may choose to sign and return an election form received by it more than ninety (90) days following the Closing Date, but will have no obligation to do so.

(c)     The Letter of Instructions will be in a form satisfactory to SciVac and the Company, each acting reasonably. Each share of Company Common Stock held by a Canadian Company Shareholder that is not tendered to SciVac in accordance with the terms and conditions set out in the Instruction Letter shall be subject to the Merger in accordance with this Agreement other than this Section 1.12.

(d)     SciVac shall:

(i)     immediately before the Effective Time, issue to each Canadian Company Shareholder who validly tenders all of his, her or its shares of Company Common Stock to SciVac pursuant to the SciVac Canadian Offer, that number of fully-paid and non-assessable SciVac Common Shares to which the Canadian Company Shareholder is entitled determined in accordance with this Section 1.12, and

(ii)     immediately thereafter, mail via first class priority mail share certificates representing such SciVac Common Shares to each such Canadian Company Shareholder in accordance with the instructions provided by the Canadian Company Shareholder at the time of his, her or its acceptance of the SciVac Canadian Offer.

(e)     SciVac Common Shares distributed pursuant to the SciVac Canadian Offer will be issued in accordance with Section 2.11 of National Instrument 45-106 Prospectus Exemptions of the Canadian Securities Administrators.

(f)     If, between the date of this Agreement and the Effective Time, the outstanding SciVac Common Shares or shares of Company Common Stock or Company Convertible Preferred Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, the Canadian Offer Consideration shall be correspondingly adjusted to provide the Canadian Company Shareholders partaking in the Canadian Offer the same economic effect as contemplated by this Agreement prior to such event.

Article 2
Representations and Warranties of the Company

The Company represents and warrants to SciVac and Sub that, except as disclosed in the Company Disclosure Schedule or as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (including the exhibits thereto), as amended, or in any Company SEC Document filed subsequent to such Form 10-K but prior to the date of this Agreement, but without giving effect to any amendment to any such Company SEC Document filed on or after the date of this Agreement and excluding any disclosures set forth in any section entitled “risk factors” or constituting “forward-looking statements” or any other statements that are similarly cautionary, predictive or forward-looking in nature, except, in each case, other than historical information contained therein (the “Filed Company SEC Documents”):

2.1     Authority Relative to this Agreement. The Company has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder have been duly authorized by its board of directors and no other corporate proceedings, other than obtaining the Required Company Vote, on its part are necessary to authorize this Agreement or the Merger that have not been taken. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

2.2     Organization and Qualification; Subsidiaries. Each of the Company and the Company Subsidiaries is a corporation or limited liability company, as applicable, duly incorporated, amalgamated, continued or created and validly existing under the applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or legal power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. Each of the Company and the Company Subsidiaries is duly registered, licensed or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so registered or in good standing or to have such Permits would not have a Company Material Adverse Effect.

2.3     No Material Change. Since June 30, 2015 (the “Balance Sheet Date”):

(a)     Each of the Company and the Company Subsidiaries has conducted its business only in the ordinary and regular course of business;

(b)     There has not occurred any event that constituted or with the passage of time would constitute a Company Material Adverse Effect;

(c)     The Company has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Company Common Stock or Company Preferred Stock;

(d)     The Company has not effected any material change in its accounting methods, principles or practices;

(e)     There has been no dividend or distribution of any kind declared, paid or made by the Company on any of the Company Common Stock or Company Preferred Stock;

(f)     The business and property of the Company and the Company Subsidiaries conform in all material respects to the description thereof contained in the documents made available to SciVac in the electronic data room established by the Company and there has not been any acquisition or sale by the Company or the Company Subsidiaries of any material property or assets; and

(g)     Other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by the Company or the Company Subsidiaries of any debt for borrowed money, any creation or assumption by the Company, or the Company Subsidiaries of any Lien or any making by the Company of any loan, advance or capital contribution to or investment in any other Person.

2.4     No Violations. Neither the authorization, execution and delivery of this Agreement by the Company nor the completion of the transactions contemplated by the Agreement or the Merger, nor the performance of its obligations thereunder, nor compliance by the Company with any of the provisions hereof will:

(a)     Result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of: (i) the articles of incorporation, by-laws or other constating documents of the Company or any of the Company Subsidiaries, (ii) assuming receipt of the consents set forth in Section 2.5 of the Company Disclosure Schedule, any Permit or Company Material Contract to which the Company or any Company Subsidiary is a party or to which any of them, or any of their respective properties or assets, may be subject or by which the Company or any of the Company Subsidiaries is bound, or (iii) assuming that the Required Company Vote is obtained and any applicable waiting period under the HSR Act has expired any Law, regulation, order, judgment or decree applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets.

(b)     Give rise to any rights of first refusal or trigger any change in control provisions, rights of first offer or first refusal or any similar provisions or any restrictions or limitations under any note, bond, mortgage, indenture, Company Material Contract, license, franchise or Permit to which any the Company or any of the Company Subsidiaries is a party;

(c)     Give rise to any termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

(d)     Result in the imposition of any Lien upon any of the property or assets of the Company or any of the Company Subsidiaries or restrict, hinder, impair or limit the ability of either the Company or any of the Company Subsidiaries to conduct its business as and where it is now being conducted which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.5     Consents. Except as set forth in Section 2.5 of the Company Disclosure Schedule, no consents, approvals and notices are required from any third party under any Company Material Contracts in order for the Company or any of the Company Subsidiaries to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Merger.

2.6     Capitalization.

(a)     The authorized capital of the Company consists of 200,000,000 shares of Company Common Stock and 30,000,000 shares of Company Preferred Stock, 2,996,482 shares of which are designated as Company Convertible Preferred Stock. At the close of business on October 23, 2015, (i) 23,030,260 shares of Company Common Stock were issued and outstanding, (ii) 4,045,239 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Options, (iii) 699,281 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Warrants, (iv) 466,188 shares of Company Common Stock were reserved for issuance as the “Indemnification Shares” under the Company 2014 Merger Agreement, and (v) 2,996,482 shares of Company Preferred Stock were issued and outstanding, all of which comprises Company Convertible Preferred Stock that shall be converted into Company Common Stock prior to Closing. All outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Section 2.6(a) of the Company Disclosure Schedule sets forth a true, complete and correct list, as of the close of business on October 23, 2015, of all Company Options and Company Warrants, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates and the exercise or base prices. With respect to the Company Options, (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board, or a committee thereof, (ii) each such grant was made in accordance with the terms of the applicable Company Option Plan, the Exchange Act and all other applicable Law, (iii) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company.

(b)     Except as set forth in Section 2.6(b) of the Company Disclosure Schedule, and except for the Company Options, the Company Warrants, and the Company Convertible Preferred Stock, there are on the date hereof no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”), or (iv) obligations by the Company or any Company Subsidiary to make any payments based on the price or value of the shares of Company Common Stock or Company Preferred Stock. Other than pursuant to the Company Option Plan, there are no outstanding obligations of the Company or any Company Subsidiary to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable Securities Laws and any applicable U.S. state securities and “blue sky” laws.

2.7     Ownership of Subsidiaries. Section 2.7 of the Company Disclosure Schedule lists, as of the date hereof, the Company Subsidiaries (including jurisdiction of formation). All of the outstanding capital stock of, or other equity interests in, the Company Subsidiaries is, directly or indirectly, owned by the Company. All the issued and outstanding shares of capital stock of, or other equity interests in, the Company Subsidiaries, to the extent applicable, have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or similar interests. There are on the date hereof no outstanding (i) securities of any Company Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in any Company Subsidiary, (ii) options, warrants, rights or other agreements or commitments requiring the Company or any Company Subsidiary to issue, or other obligations of the Company or any Company Subsidiary to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Company Subsidiary (or, in each case, the economic equivalent thereof), (iii) obligations of the Company or any Company Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Company Subsidiary or (iv) obligations by the Company or any Company Subsidiary to make any payments based on the price or value of the capital stock or any other equity interest in any Company Subsidiary. Except as set forth in Section 2.7 of the Company Disclosure Schedule, the Company does not own, directly or indirectly any capital stock of, or other voting securities or equity or similar interests in, any corporation, partnership, joint venture, association, limited liability company or other entity or Person.

2.8     Company SEC Documents; Financial Statements.

(a)     Since July 25, 2014, the Company has timely filed with or furnished to the SEC all Company SEC Documents. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the applicable requirements of the applicable Securities Laws and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of the SEC thereunder, applicable to such Company SEC Documents and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents and (ii) to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. No Company Subsidiary is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)     As of their respective dates of filing with the SEC, the consolidated financial statements of the Company and the Company Subsidiaries as and for the fiscal years ended December 31, 2013 and December 31, 2014 (including the notes thereto) and the unaudited consolidated financial statements as at and for the six months ended June 30, 2015 (the “Company Financial Statements”) (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and Regulation S-X), (ii) have been prepared in accordance with GAAP applied on a consistent basis for the periods presented (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X) and (iii) present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries, and the results of their operations and cash flows, as of the dates and for the periods shown, in conformity with GAAP.

(c)     The Company and the Company Subsidiaries have implemented and maintain a system of internal control over financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that is reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements in accordance with GAAP for external purposes and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s Assets that could have a material effect on its financial statements, and such system of internal control over financial reporting is reasonably effective. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2014 and the description of such assessment set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 is accurate in all material respects. The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(d) of the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms (and such disclosure controls and procedures are effective), and has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses known to it in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud known to it, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d)     To the Knowledge of the Company, as of the date hereof, no employee of the Company or the Company Subsidiaries has provided or is providing information to any law enforcement agency regarding the violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or the Company Subsidiaries. Neither the Company nor the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or the Company Subsidiaries has discharged, demoted or suspended an employee of the Company or the Company Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(e)     Since July 25, 2014, each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Company SEC Documents, and the statements contained in such certifications were complete, correct and accurate on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f)     Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents.

(g)     As of August 31, 2015, the Company had a cash balance of at least $12,000,000, of which up to $3,000,000 is subject to a Lien pursuant to the Perceptive Credit Agreement, and the balance of which is not subject to any Lien. Such cash balance shall be reduced only by the Expenses incurred by the Company and, subject to Section 4.2, other expenses incurred in the ordinary course of business prior to the Effective Time.

2.9     Books and Records. The financial books, records and accounts of the Company and the Company Subsidiaries: (i) have been maintained in all material respects in accordance with applicable Laws and GAAP on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the transactions, acquisitions and dispositions of the assets of the Company and its subsidiaries in all material respects; and (iii) accurately and fairly reflect in all material respects the basis for the Company Financial Statements.

2.10     Minute Books. The corporate minute books of the Company and the Company Subsidiaries contain minutes of substantially all meetings and resolutions of its board of directors and committees of such boards of directors or managers, as applicable, other than those portions of minutes of meetings reflecting discussions of the Merger, and shareholders or members, as applicable, held according to applicable Laws and are complete and accurate in all material respects.

2.11     No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any Liabilities, including those arising under any Law and those arising under any Contract or Lease, except for Liabilities (i) fully disclosed or reflected or reserved against on the balance sheet of the Company and the Company Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Filed Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice and that have not had or would not reasonably be expected to have a Company Material Adverse Effect, (iii) disclosed in Section 2.11 of the Company Disclosure Schedule or (iv) as contemplated by this Agreement or otherwise in connection with the Merger and the other transactions contemplated hereby.

2.12     Taxes. Except as set forth in Section ☒2.12 of the Company Disclosure Schedule:

(a)     The Company has filed or caused or will cause to be filed all Returns required to be filed by applicable Law on or before the Effective Date. All such Returns are correct and complete in all material respects. The Company has timely paid all material Taxes (whether or not reflected on any Tax Return) that are due and payable by the Company, including all installments on account of taxes for the current year that are due and payable by the Company whether or not assessed (or reassessed) by the appropriate Governmental Entity, and has, as applicable, timely remitted such Taxes to the appropriate Governmental Entity under applicable Law. The Company and its subsidiaries have no liability for unpaid Taxes that, in the aggregate, would be expected to have a Company Material Adverse Effect. There are no liens for Taxes upon any of the assets or properties of the Company or its subsidiaries except Liens for current Taxes not yet due and payable.

(b)     There is no material dispute or claim, including any audit, investigation or examination by any Governmental Entity, actual, pending or, to the Knowledge of the Company, threatened, concerning any Tax Liability of the Company, no written notice of such an audit, investigation, examination, material dispute or claim has been received by the Company.

(c)     The Company has not requested, or entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which:

(i)       to file any Return (which has not since been filed) in respect of any Taxes for which the Company is or may be liable;

(ii)      to file any elections, designations or similar filings relating to Taxes (which have not since been filed) for which the Company is or may be liable;

(iii)     the Company is required to pay or remit any Taxes or amounts on account of Taxes (which have not since been paid or remitted); or

(iv)     any Governmental Entity may assess or collect Taxes for which the Company is liable.

(d)     All material amounts that are or were required to be collected (including, without limitation, all sales, use, value added and other Taxes) or withheld by the Company, or with respect to Taxes of the Company, have been duly collected or withheld, and all such material amounts that are required to be remitted to any Governmental Entity have been duly remitted on a timely basis to the appropriate Governmental Entity.

(e)     The Company has not acquired property or services from, or disposed of property or provided services to, any Person with whom it does not deal at arm’s length for an amount that is other than the fair market value of such property or services.

(f)     To the Company’s Knowledge, no claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Returns that the Company is or may be subject to Taxes or is required to file Returns in that jurisdiction.

(g)     There are no rulings or closing agreements relating to the Company which could affect the Company’s liability for Taxes for any taxable period after the Effective Date. The Company has not requested an advance tax ruling from the IRS or comparable rulings from other taxing authorities.

(h)     The Company has maintained and continues to maintain in all material respects at its principal place of business all records and books of account required to be maintained under applicable Tax Laws.

(i)     The Company is not party to or bound by any Tax allocation, Tax sharing agreement or Tax indemnity obligation in favor of any Person or similar agreement in favor of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Entity), and the Company does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, withholding agent or collection agent, by contract or otherwise.

(j)     The Company will not be required to include in a tax period ending after the Effective Date any amount of net taxable income (after taking into account deductions claimed for such a period that relate to a prior period) attributable to income that accrued, or that was required to be reported for financial accounting purposes in a prior taxable period but that was not included in taxable income for that or another prior tax period.

(k)     The Company has not distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code within the preceding five years.

(l)     Neither the Company nor any Affiliate thereof has taken or agreed to take any action, or failed to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m)     For purposes of this Section 2.12, the term “Company” shall mean the Company, together with the Company Subsidiaries.

2.13     Litigation. Except as set forth in Section ☒2.13 of the Company Disclosure Schedule, there are no material claims, actions, suits, grievances, complaints, investigations or proceedings pending or, to the Knowledge of the Company, threatened affecting the Company or any of the Company Subsidiaries or affecting any of their respective material property or assets or Intellectual Property (as hereinafter defined) at law or in equity before or by any Governmental Entity. Neither the Company nor any of the Company Subsidiaries nor any of their respective assets or properties is subject to any outstanding material judgment, order, writ, injunction or decree.

2.14     Material Contracts. With respect to the Company Material Contracts:

(a)     Section 2.14(a) of the Company Disclosure Schedule includes a complete and accurate list of all Company Material Contracts to which each of the Company and any of the Company Subsidiaries is bound, and that are currently in force and the Company and any of the Company Subsidiaries have made available to the Company for inspection true and complete copies of all such Company Material Contracts.

(b)     All of the Company Material Contracts are in full force and effect, and the Company or a Company Subsidiary, as applicable, is entitled to all rights and benefits thereunder in accordance with the terms thereof. The Company and the Company Subsidiaries have not waived any material rights under any Company Material Contract and no material default or breach exists in respect thereof on the part of the Company or the Company Subsidiaries or, to the Knowledge of the Company or any of the Company Subsidiaries, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of such Company Material Contracts.

(c)     All of the Company Material Contracts are valid and binding obligations of the Company or a Company Subsidiary, as applicable, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(d)     As at the date hereof, the Company has not received written notice that any party to a Company Material Contract intends to cancel, terminate or otherwise modify or not renew such Company Material Contract, and to the Knowledge of the Company, no such action has been threatened.

(e)     Neither the Company nor any of the Company Subsidiaries are a party to any Company Material Contract that contains any non-competition obligation or otherwise restricts in any way the business of the Company or any of the Company Subsidiaries.

2.15     Permits.

(a)     Each of the Company and the Company Subsidiaries has obtained and is in compliance with all Permits required by applicable Laws, necessary to conduct its current business as now being conducted, other than where a failure to obtain or be in compliance with such Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(b)     There are no facts, events or circumstances that would reasonably be expected to result in a failure to obtain or be in compliance with such Permits as are necessary to conduct the business of the Company and any of the Company Subsidiaries as it is currently being conducted, other than where a failure to obtain or be incompliance with such Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.16     Expropriation. No part of the property or assets of the Company or any of the Company Subsidiaries has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced nor does the Company know of any intent or proposal to give such notice or commence any such proceedings.

2.17     Rights of Other Persons. No Person has any right of first refusal or option to purchase or any other right of participation in any of the material properties or assets owned by the Company or any of the Company Subsidiaries, or any part thereof, except as disclosed in the Company’s financial statements included in the Company SEC Documents.

2.18     Environmental Matters.

(a)     The Company and the Company Subsidiaries have carried on their respective businesses and operations in compliance in all material respects with all applicable Environmental Laws and all terms and conditions of all Environmental Permits;

(b)     Neither the Company nor any of the Company Subsidiaries has received any written order, request or notice from any Person alleging a material violation of any Environmental Law; and

(c)     Neither the Company nor any of the Company Subsidiaries (i) is a party to any litigation or administrative proceeding, or to their Knowledge is any litigation or administrative proceeding threatened against it or its property or assets, which in either case (A) asserts or alleges that it violated any Environmental Laws, (B) asserts or alleges that it is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances, or (C) asserts or alleges that it is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances, (ii) is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws and (iii) is involved in remediation operations and does not know of any facts, circumstances or conditions, including any Release of Hazardous Substance, that, in the case of each of the foregoing clauses (i), (ii) and (iii) would reasonably be expected to result in a Company Material Adverse Effect.

2.19     Intellectual Property.

(a)     Neither the Company nor any Company Subsidiary owns any Registered IP other than the Registered IP identified in Section 2.19(a) of the Company Disclosure Schedule.

(b)     The Company has delivered or made available to SciVac in the electronic data room established by the Company an accurate and complete copy of each standard form of the following documents and Contracts used by the Company and any Company Subsidiary at any time: (i) terms and conditions with respect to the clinical testing, distribution, sale, or provisioning of any Company Product; (ii) employee agreement or similar Contract containing any assignment or license of Intellectual Property or any confidentiality provision; or (iii) consulting or independent contractor agreement or similar Contract containing any assignment or license of Intellectual Property or any confidentiality provision. Section 2.19(b) of the Company Disclosure Schedule accurately identifies each Contract concerning the subject matter of (i), (ii) or (iii) that is material to the Company and that deviates in any material respect from the corresponding standard form described above;

(c)     The Company or a Company Subsidiary, as specified in Section 2.19(a) of the Company Disclosure Schedule, exclusively owns all right, title and interest to and in the Company IP (other than Intellectual Property licensed to the Company or a Company Subsidiary, as identified in Section ☒2.19(c) of the Company Disclosure Schedule or pursuant to commercially available third party software and transfer agreements entered into in the ordinary course of business) free and clear of any Liens. Without limiting the generality of the foregoing:

(i)     all documents and instruments required to perfect the rights of the Company in the Registered IP identified on Section 2.19(a) of the Company Disclosure Schedule have been, or are in the process of being, validly executed, delivered, recorded and filed in a timely manner with the appropriate Governmental Entity;

(ii)     except as set forth in Section 2.19(c)(ii) of the Company Disclosure Schedule, no current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director, of the Company or any Company Subsidiary, to the Knowledge of the Company, has any claim, right (whether or not currently exercisable) or interest to or in any of the Company IP and each such individual who is or was involved in the creation or development of any Intellectual Property for or on behalf of the Company has signed a valid, enforceable agreement containing an assignment of all rights in and to such Intellectual Property to the Company and confidentiality provisions protecting the Company IP;

(iii)     the Company and the Company Subsidiaries have taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their respective rights in all proprietary information held by the Company and the Company Subsidiaries, or purported to be held by the Company and the Company Subsidiaries, as a trade secret;

(iv)     none of the Company and the Company Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or the Company and the Company Subsidiaries to grant or offer to any other Person any license or right to any the Company IP; and

(v)     the Company and the Company Subsidiaries own or otherwise have, and after the completion of the transactions contemplated by this Agreement, will continue to have, the right, through ownership, license or otherwise, to all Intellectual Property reasonably necessary to conduct the business of the Company and the Company Subsidiaries as conducted as of the date of this Agreement;

(d)     All the Company IP that is material to the business of the Company and the Company Subsidiaries is valid, subsisting and enforceable;

(e)     Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (A) a loss of, or Lien on, any the Company IP; (B) the release, disclosure or delivery of any the Company IP by or to any escrow agent or other Person; or (C) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP;

(f)     To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any the Company IP. Section ☒2.19(f) of the Company Disclosure Schedule: (i) accurately identifies (and the Company has made available to SciVac in the electronic data room established by the Company an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company and the Company Subsidiaries or any Representative of the Company and the Company Subsidiaries regarding any alleged or suspected infringement or misappropriation of any the Company IP, as of the date of this Agreement; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence;

(g)     To the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as previously conducted or as currently conducted including, without limitation, the development, manufacture, use, import, export, offer for sale, sale or other commercialization of any of the Company Products, does not and has not infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any valid Intellectual Property of any other Person. Section ☒2.19(g) of the Company Disclosure Schedule: (i) accurately identifies (and the Company has made available to SciVac in the electronic data room established by the Company an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company and the Company Subsidiaries or any Representative of any of the Company and the Company Subsidiaries, as of the date of this Agreement regarding any alleged or suspected infringement or misappropriation of any Intellectual Property of any other Person by the Company and the Company Subsidiaries or any of the Company Products; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence;

(h)     No written notice of infringement, misappropriation or similar claim or Legal Proceeding involving infringement or misappropriation of any Intellectual Property of any other Person is or has been pending and served or, to the Knowledge of the Company, is pending and not served or threatened against any the Company and the Company Subsidiaries or against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by the Company and the Company Subsidiaries with respect to such claim or proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded);

(i)     Except as set forth in Section ☒2.19(i) of the Company Disclosure Schedule, none of the Company and the Company Subsidiaries have transferred title to, or granted any exclusive license, or granted an option to acquire title or an exclusive license, with respect to, any material Company IP.

(j)     Section ☒2.19(j) of the Company Disclosure Schedule lists all proceedings or actions known to the Company before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any the Company IP. None of the Company IP is the subject of any outstanding decree, order, judgment, settlement agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company and the Company Subsidiaries, or that may affect the validity, use or enforceability of such the Company IP;

(k)     Neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action that reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Registered IP identified on Section ☒2.19(k) of the Company Disclosure Schedule other than the Registered IP identified therein as abandoned; and

(l)     Neither the Company nor any of the Company Subsidiaries has entered into any services agreements relating to development, testing, manufacture or formulation of any the Company Products under which the party performing such services has obtained rights to Intellectual Property covering such Company Products or their manufacture, formulation or use.

2.20     Status of the Company Products.

(a)     Each of the Company and the Company Subsidiaries has all applicable Permits and approvals to market, use, import, export, distribute, offer for sale, sell or undertake any other commercialization of the Company Products in each of the jurisdictions where such Permits and approvals are necessary.

(b)     There have been no adverse regulatory actions taken (nor, to the Knowledge of the Company, threatened in writing) by any Governmental Entity with respect to any Company Products.

2.21     Compliance with Laws.

(a)     The Company and each of the Company Subsidiaries have complied with and are not in violation of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, have a Company Material Adverse Effect and have not received any written notices or other correspondence from any Governmental Entity regarding any circumstances that have existed or currently exist which would lead to a loss, suspension or a refusal to issue, any material license, permit, authorization, approval, registration or consent of a Governmental Entity relating to its activities which would reasonably be expected to restrict, curtail, limit or adversely affect the ability of the Company or any of the Company Subsidiaries to operate its business in a manner which would have a Company Material Adverse Effect.

(b)     To the Knowledge of the Company, the studies, tests and nonclinical, preclinical, safety, and clinical studies and testing, if any, conducted by the Company and the Company Subsidiaries relating to any product of the Company and the Company Subsidiaries, and, if still pending, are being conducted in all material respects in accordance with standard and accepted medical and professional scientific research procedures and all applicable Laws; the descriptions of the results of such studies, tests and trials provided to the Company are accurate in all material respects; none of the Company and the Company Subsidiaries have received any written notices or correspondence from any applicable Governmental Entity requiring the termination, suspension, material modification or clinical hold of any such studies, tests or trials conducted by or on behalf of the Company and Company Subsidiaries, which termination, suspension, material modification or clinical hold would reasonably be expected to result in a Company Material Adverse Effect. No research involving human subjects has been conducted by or on behalf of the Company or the Company Subsidiaries.

2.22     Employment Matters.

(a)     Except as set forth in Section 2.22(a) of the Company Disclosure Schedule, none of the execution of this Agreement, the Transactions and Terms of Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto, will individually or together with the occurrence of some other event, (i) result in any unfunded payment (including unfunded severance, unemployment compensation, golden parachute, bonus, the redemption of any accrued entitlements or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by any of the Company Entities, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by any of the Company Entities to any Person.

(b)     The Company and the Company Subsidiaries are in compliance in all material respects with all Law respecting employment, discrimination in employment, fair employment practices, equal employment, terms and conditions of employment, meal and rest periods, leaves of absence, employee privacy, worker classification (including the proper classification of workers as independent contractors and consultants), wages (including overtime payments), pay-slips, compensation and hours of work, and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. No Company Entity has any employees or contractors located or resident in the State of Israel nor does any Company Entity have or conduct any operations or business in the State of Israel.

(c)     Neither the Company nor any Company Subsidiary has misclassified: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, (iii) any employee currently or formerly classified as exempt from overtime wages or (iv) any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions.

(d)     Section 2.22(d) of the Company Disclosure Schedule sets forth a complete list of all employees and consultants of the Company and each Company Subsidiary, together with their respective titles, salaries and bonus (whether monetary or otherwise), and a list of the directors and the terms of their compensation. Other than set forth in Section 2.22(d) of the Company Disclosure Schedule, no such employee is on long-term disability leave, extended absence or workers’ compensation leave.

(e)     The Company and the Company Subsidiaries have paid in full to all of their respective employees and independent contractors all compensation due and payable to such employees and contractors.

(f)     Other than set forth in Section 2.22(f) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is:

(i)     a party to any written or oral agreement, arrangement, plan, obligation, policy or understanding providing for severance or termination payments to, or any employment or consulting agreement with, any director or officer of the Company or any Company Subsidiary;

(ii)     a party to any collective bargaining agreement or multiemployer plan nor, to the Knowledge of the Company, subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, or to the Knowledge of the Company, pending or threatened strikes or lockouts at the Company or any Company Subsidiary; and

(iii)     subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the Knowledge of the Company, threatened, or any litigation, actual or, to the Knowledge of the Company, threatened, relating to its or the Company Subsidiaries’ employees or independent contractors (including any termination of such individuals).

(g)     The Company and each of the Company Subsidiaries has been and is now in compliance, in all material respects, with all applicable Laws with respect to employment and labor and there are no current, pending, or, to the Knowledge of the Company, threatened proceedings before any Governmental Entity with respect to employment or labor.

(h)     Except as set forth in Section 2.22(h) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have not been, and are not subject to any present or future obligation or liability under, any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, bonus plan, employee benefit plan or policy, employee group insurance plan, program policy or practice, formal or informal, with respect to their respective employees.

2.23     Related Party Transactions. Except as set forth in Section 2.23 of the Company Disclosure Schedule, there are no Contracts or other transactions currently in place between the Company or any of the Company subsidiaries, on the one hand, and: (i) any officer or director of the Company or any of the Company Subsidiaries; (ii) any holder of record or, to the Knowledge of the Company, beneficial owner of 10% or more of the Company Capital Stock or of the Company Common Stock or Company Convertible Preferred Stock; and (iii) any affiliate or associate of any such, officer, director, holder of record or beneficial owner, on the other hand.

2.24     Registration Rights. Other than the selling stockholders named in the Company’s registration statement on Form S-3 filed with the SEC on August 27, 2015 and declared effective on September 2, 2015 (SEC File No. 333-206618), no Person has any right to compel the Company or any Company Subsidiary to register or otherwise qualify any capital stock of the Company or such Company Subsidiary or any other securities of the Company or such Company Subsidiary for public sale or distribution.

2.25     Restrictions on Business Activities. There is no arbitral award, judgment, injunction, constitutional ruling, order or decree binding upon the Company or any of the Company Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice of any of them, any acquisition or disposition of property by any of them, or the conduct of the business by any of them as currently conducted, which could reasonably be expected to have a Company Material Adverse Effect.

2.26     Brokers. Except as disclosed by the Company on Section 2.26 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company, and the aggregate amount of such fees that may become payable in respect of all such arrangements is set forth on Section 2.26 to the Company Disclosure Schedule.

2.27     Insurance. As of the date hereof, the Company and each Company Subsidiary has such policies of insurance as are listed in Section 2.27 of the Company Disclosure Schedule. All insurance maintained by the Company and the Company Subsidiaries is in full force and effect and is in amounts and in respect of such risks as are normal and usual for companies of similar size operating in the industry and in the location in which the Company operates.

2.28     No Cease Trade. Neither the Company nor any Company Subsidiary is subject to any cease trade or other order of any applicable Regulatory Authority and, to the Knowledge of the Company, no investigation or other proceedings involving the Company or any Company Subsidiary which may operate to prevent or restrict trading of any securities of the Company are currently in progress or pending before any applicable Regulatory Authority.

2.29     Securities Laws. Neither the Company nor any Company Subsidiary is registered, or is required to be registered as, an “investment company” under the United States Investment Company Act of 1940, as amended. Neither the Company nor any Company Subsidiary is a “reporting issuer” within the meaning of the Securities Laws of any province or territory of Canada.

2.30     Canadian Operations. The Company does not carry on, nor does it control a corporation that carries on, an operating business where: (i) the aggregate value of the assets in Canada of that operating business exceed CAD$86 million; or (ii) the gross revenues from sales in or from Canada generated from such assets exceeds CAD$86 million, in both cases as determined in accordance with the Notifiable Transactions Regulations, SOR/87-348, as amended, promulgated under the Competition Act (Canada), R.S.C. 1985, c. C-34, as am.

2.31     Certain Business Practices. To the Knowledge of the Company, none of the Company, any of the Company Subsidiaries nor any director, officer, agent or employee of the Company or any of the Company Subsidiaries (in their capacities as such) has:

(a)     used or agreed to use funds for contributions, gifts, entertainment or other purposes relating to political activity in violation of Law; or

(b)     made or agreed to make any payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of Law.

2.32     Employee Benefits Plans.

(a)     Section 2.32(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA, each a “Multiemployer Plan”)), whether or not subject to ERISA, and any other bonus, profit sharing, compensation, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition, or other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) (i) currently established, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken and currently exists) by the Company or any Company Subsidiary on behalf of any employee, officer, director, consultant, stockholder or other individual service provider of the Company or any Company Subsidiary (in each case, whether current, former or retired) or their dependents, spouses, or beneficiaries, or (ii) under which the Company or any ERISA Affiliate has or may have any Liability, contingent or otherwise, other than legally mandated benefit plans or arrangements. All such plans, agreements, programs, policies, commitments and arrangements are collectively referred to as the “Plans”. For purposes of this Section 2.32, the term “ERISA Affiliate” means any entity, including but not limited to any corporation, partnership, limited liability company, sole proprietorship, or other legal entity that, together with the Company, is or at any time was, treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

(b)     With respect to each Plan, the Company has provided or made available to SciVac complete and correct copies of (i) all related agreements, plan documents, trust agreements, insurance contracts or other funding arrangements, (ii) all current summary plan descriptions, (iii) the most recent determination letter, if applicable, (v) a summary of any proposed amendments or changes anticipated to be made to the Plans at any time within the twelve (12) months immediately following the date hereof; (iv) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) any non-discrimination testing results and (C) audited financial statements and actuarial valuation reports, (v) material communications received from or sent to any Governmental Entity relating to any ongoing compliance matter, and (vi) all amendments and modifications to any such Plan.

(c)     With respect to each Plan: (i) each Plan has been established, maintained and administered in all material respects in accordance with its express terms and with the requirements of applicable Law; (ii) each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter, opinion letter, or advisory letter from the Internal Revenue Service upon which it may rely as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any ERISA Affiliate, to any Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws; (iv) for each Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Plan; (vi) no Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of the Sarbanes-Oxley Act of 2002); (vii) no Plan is a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA), or is funded through a trust intended to be exempt from federal income Tax pursuant to Section 501(c)(9) of the Code; (viii) no Plan is maintained outside the United States; (ix) there are no pending or, to the Company’s Knowledge, threatened actions, claims or lawsuits against or relating to the Plans, the assets of any of the trusts under such arrangements or the sponsor or the administrator, or against any fiduciary of the Plans with respect to the operation of such arrangements (other than routine benefits claims) and no facts or circumstances exist that could give rise to any such actions, suits or claims; (x) each Plan, which under the laws of any jurisdiction, is required to be registered or approved by any Governmental Entity, has been so registered and approved and, to the Company’s Knowledge, if intended to qualify for special Tax treatment, meets all requirements for such treatment in all material respects; (xi) no Plan is under audit or, to the Company’s Knowledge, investigation by any Governmental Entity; (xii) all material payments required to be made by the Company under any Plan, any contract, or by Law (including all contributions (including all employer contributions and employee salary reduction contributions), insurance premiums or intercompany charges) with respect to all prior periods have been timely made or properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in accordance with the provisions of each Plan, applicable Law and GAAP; (xiii) there has been no amendment to, announcement by the Company relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year; (xiv) the Company may amend or terminate each Plan (other than individual arrangements or Plans required by applicable Law) at any time without incurring any Liability thereunder other than in respect of claims incurred prior to such amendment or termination and administrative expenses associated with such termination; and (xv) no Plan is a self-insured arrangement and no event has occurred and no condition exists that could reasonably be expected to result in a material increase in the premium costs of Plans that are fully-insured.

(d)     None of the Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the expense of the participant or the participant’s beneficiary.

(e)     No Plan is (i) a Multiemployer Plan or other “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA; (ii) subject to the funding standards of Section 302 of ERISA or Section 412 of the Code; or (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), and neither the Company nor any ERISA Affiliate has any obligation to contribute to, or has any actual or contingent liability or obligation (including any obligation to make any contribution) to or in respect of any such plan or any Multiemployer Plan.

(f)     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, consultant or other service provider of the Company and the Company Subsidiaries or with respect to any Plan; (ii) limit or restrict the right of the Company to merge, amend or terminate any Plan; (iii) increase any benefits otherwise payable under any Plan; (iv) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise), of any such compensation or benefits; or (v) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code, any taxes required by Section 409A of the Code, or as part of severance arrangements.

(g)     No compensation under any Plan or any other payment or arrangement subject to Section 409A of the Code is or has been required to be includible in the gross income of any participant or beneficiary by reason of Section 409A(a)(i)(A) of the Code or is or has been subject to any additional Tax under Section 409A(a)(i)(B) of the Code, and no amounts are or have been includible in the gross income of any participants or beneficiaries by reason of Section 409A(b) of the Code, and no Person has a right to any gross up or indemnification from the Company with respect to any Plan, payment or arrangement.

(h)     With respect to each group health plan benefiting any current or former employee of the Company or any ERISA Affiliate that is subject to Section 4980B of the Code, the Company has complied with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and all other applicable Laws in all material respects.

2.33     Healthcare Regulatory and Related Matters.

(a)     The Company and the Company Subsidiaries are and have been, since January 1, 2009, in compliance in all material respects with (i) all applicable Laws (including all rules and regulations) of CMS, FDA, OIG, Drug Enforcement Administration (“DEA”) and other Healthcare Regulatory Authorities, including by way of example only, the Food, Drug, and Cosmetic Act, the Public Health Service Act, the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health (HITECH) Act, the Federal Health Care Program Anti-Kickback Act (Social Security Act § 1128B(b)), the Anti-Inducement Act (Social Security Act § 1128A(a)(5)), the Ethics in Patient Referrals Act of 1989, as amended (Social Security Act § 1877), the other provisions of the Social Security Act and all implementing regulations, and (ii) all Healthcare Regulatory Authorizations, including all requirements of CMS, FDA, DEA and all other Healthcare Regulatory Authorities, that are applicable to the Company and the Company Subsidiaries, or by which any property, product, service or other Asset of the Company and the Company Subsidiaries (including, without limitation, any Company Products or Company Services) is bound or affected.

(b)     Since January 1, 2009, neither the Company nor the Company Subsidiaries has received any written notification of any pending or, to the Knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, revocation of CLIA certification, any certificate of accreditation issued by a CMS recognized accrediting organization, revocation of any State or Federal license or permit, suspension, exclusion, suspension of payments, imposition of prepayment review, corrective action plan, civil money penalties, arbitration or other action from any Healthcare Regulatory Authority.

(c)     Since January 1, 2009, the Company and the Company Subsidiaries have held all Healthcare Regulatory Authorizations required for the conduct of their respective businesses, and all such Healthcare Regulatory Authorizations are in full force and effect. No event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Healthcare Regulatory Authorization.

(d)     Neither the Company nor any of the Company Subsidiaries has received any material written information since January 1, 2010 from any Healthcare Regulatory Authority with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of Company Products or Company Services which would reasonably be expected to lead to the revocation, withdrawal, or denial of any application for marketing approval before such Healthcare Regulatory Authority.

(e)     The Company has made available to SciVac all reports, documents, claims, notices, filings, minutes, transcripts, recordings and other material correspondence between the Company and any of the Company Subsidiaries, on the one hand, and any Healthcare Regulatory Authority, on the other hand, since January 1, 2009.

(f)     All material reports, documents, claims, applicable registration files and dossiers, notices and similar filings required to be filed, maintained, or furnished to any Healthcare Regulatory Authority by the Company and the Company Subsidiaries since January 1, 2009 have been so filed, maintained or furnished and, to the Knowledge of the Company, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(g)     All clinical testing conducted by or on behalf of the Company Entities is being conducted in compliance with requirements of CLIA and, as applicable, in accordance with Good Laboratory Practices as set forth in 21 C.F.R. pt. 58.

(h)     Neither the Company nor any of the Company Subsidiaries has received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other notices alleging a lack of safety from any Healthcare Regulatory Authority, and there is no action or proceeding pending or, to the Knowledge of the Company, threatened by any such Healthcare Regulatory Authority, contesting the approval of, the uses of, or the labeling or promotion of, or otherwise alleging any violation of law with respect to, any product manufactured, distributed or marketed by or on behalf of the Company or the Company Subsidiaries.

(i)     Neither the Company nor any of the Company Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation regarding the Company, the Company Subsidiaries, or their products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or otherwise. Neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any Company Subsidiary, has committed or been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any Company Subsidiary, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in a material debarment or exclusion of the Company is pending or, to the Knowledge of the Company, threatened, against the Company or, to the Knowledge of the Company, any of its directors, officers, employees or agents.

(j)     No Company Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that the Company believes is reasonably likely to materially impede or delay receipt of any Governmental Approvals or any other Consents necessary to consummate the Merger or the other transactions contemplated by this Agreement.

(k)     Since January 1, 2009, neither the Company nor any of the Company Subsidiaries has been on “pre-payment review” by any Medicare Administrative Contractor or by CMS, or a corrective action plan with CMS or corporate integrity agreement with OIG. Since January 1, 2009, except as listed in Section 2.33(k) of the Company Disclosure Schedule, no claim that has been submitted by or on behalf of the Company or any of the Company Subsidiaries is, to the Knowledge of the Company, under or has been under reconsideration pursuant to Social Security Act § 1869(b). For any calendar year since 2009, neither the Company nor any of the Company Subsidiaries has had total Medicare or Medicaid rates of disallowance of claims or parts thereof that exceeded five percent of the total dollar value of claims submitted to any payor.

(l)     Since January 1, 2009, neither the Company nor any of the Company Subsidiaries has received any Civil Investigative Demand or subpoena from the Department of Justice or any OIG subpoena or demand, nor does the Company have reason to suspect that it has been named as a defendant in a False Claims Act case, whether sealed or unsealed.

2.34     Anti-Takeover Provisions.

There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or otherwise bound. The Company has taken all actions necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, and inapplicable to SciVac, Sub and the Company’s capital stock in connection with this Agreement and the transactions contemplated hereby, including the Merger, any and all “fair price,” “moratorium,” “control share acquisition,” “business combination” and other similar Laws of the State of Delaware or any other applicable state or jurisdiction (collectively, the “Anti-takeover Laws”), and no such Anti-takeover Laws apply or will apply to this Agreement and the transactions contemplated hereby, including the Merger.

2.35     Opinion of Financial Advisor.

The Company Board has received the opinion of Scalar Group, Inc. (the “Company Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received in the Merger by holders of Company Common Stock at the Effective Time is fair, from a financial point of view, to such holders (other than any SciVac Entity or any of their respective Affiliates), and such opinion has not been modified or withdrawn as of the date of this Agreement.

2.36     Survival of Representations and Warranties.

The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Merger and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms. Any investigation by SciVac and its Representatives shall not mitigate, diminish or affect the representations and warranties of the Company pursuant to this Agreement.

Article 3
Representations and Warranties of SciVac and Sub

SciVac and Sub represent and warrant to the Company that, except as disclosed in the SciVac Disclosure Schedule or as disclosed in SciVac’s most recently filed Form 51-102F2 (including the exhibits thereto), or in any SciVac TSX Document filed subsequent to such Form 51-102F2, but prior to the date of this Agreement, but without giving effect to any amendment to any such SciVac TSX Document filed on or after the date of this Agreement and excluding any disclosures set forth in any section entitled “risk factors” or constituting “forward-looking statements” or any other statements that are similarly cautionary, predictive or forward-looking in nature, except, in each case, other than historical information contained therein:

3.1     Authority Relative to this Agreement. Each of SciVac and Sub has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of SciVac and Sub and the performance by each of its obligations hereunder have been duly authorized by its board of directors and no other corporate proceedings on its part, other than obtaining the SciVac Shareholder Approval, are necessary to authorize this Agreement or the Merger that have not been taken. This Agreement has been duly executed and delivered by each of SciVac and Sub and constitutes a legal, valid and binding obligation of SciVac and Sub, enforceable against each of them in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

3.2     Organization and Qualification; Subsidiaries. Each of SciVac, the SciVac Subsidiaries and Sub is a corporation or limited liability company, as applicable duly incorporated, amalgamated, continued or created and validly existing under the applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or legal power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. Each of SciVac, the SciVac Subsidiaries and Sub is duly registered, licensed or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so registered or in good standing or to have such Permits would not have a SciVac Material Adverse Effect.

3.3     No Material Change. Since the Balance Sheet Date:

(a)     Each of SciVac, the SciVac Subsidiaries and Sub has conducted its business only in the ordinary and regular course of business;

(b)     There has not occurred any event that constituted or with the passage of time would constitute a SciVac Material Adverse Effect;

(c)     SciVac has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding SciVac Common Shares;

(d)     SciVac has not effected any material change in its accounting methods, principles or practices;

(e)     There has been no dividend or distribution of any kind declared, paid or made by SciVac on any SciVac Common Shares;

(f)     The business and property of SciVac, the SciVac Subsidiaries and Sub conform in all material respects to the description thereof contained in the documents made available to Company in the electronic data room established by SciVac and there has not been any acquisition or sale by SciVac or any of the SciVac Subsidiaries or Sub of any material property or assets; and

(g)     Other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by SciVac, any of the SciVac Subsidiaries or Sub of any debt for borrowed money, any creation or assumption by SciVac, any of the SciVac Subsidiaries or Sub of any Lien or any making by SciVac of any loan, advance or capital contribution to or investment in any other Person.

3.4     No Violations. Neither the authorization, execution and delivery of this Agreement by SciVac or Sub nor the completion of the transactions contemplated by the Agreement or the Merger, nor the performance of its obligations thereunder, nor compliance by SciVac or Sub with any of the provisions hereof will:

(a)     Result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of: (i) the articles of incorporation, by-laws or other constating documents of SciVac, any of the SciVac Subsidiaries or Sub, (ii) any Permit or SciVac Material Contract to which SciVac, any SciVac Subsidiaries or Sub is a party or to which any of them, or any of their respective properties or assets, may be subject or by which SciVac, any of the SciVac Subsidiaries or Sub is bound, or (iii) assuming that the SciVac Shareholder Approval and TSX Approval are obtained and any applicable waiting period under the HSR Act has expired, any Law, regulation, order, judgment or decree applicable to SciVac, any of the SciVac Subsidiaries or Sub or any of their respective properties or assets.

(b)     Give rise to any rights of first refusal or trigger any change in control provisions, rights of first offer or first refusal or any similar provisions or any restrictions or limitations under any note, bond, mortgage, indenture, SciVac Material Contract, license, franchise or Permit to which any SciVac, any of the SciVac Subsidiaries or Sub is a party;

(c)     Give rise to any termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

(d)     Result in the imposition of any Lien upon any of the property or assets of SciVac, any of the SciVac Subsidiaries or Sub or restrict, hinder, impair or limit the ability of either SciVac, any of the SciVac Subsidiaries or Sub to conduct its business as and where it is now being conducted which would, individually or in the aggregate, reasonably be expected to have a SciVac Material Adverse Effect.

3.5     Consents. No consents, approvals and notices are required from any third party under any SciVac Material Contract in order for SciVac, any of the SciVac Subsidiaries or Sub to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Merger.

3.6     Capitalization. The authorized share capital of SciVac consists of an unlimited number of SciVac Common Shares. As of the close of business on the date hereof, 756,599,439 SciVac Common Shares were issued and outstanding, and except as noted in Section 3.6 of the SciVac Disclosure Schedule, there are no options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by SciVac of any securities of SciVac (including SciVac Common Shares), or any SciVac Subsidiaries, or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of SciVac (including SciVac Common Shares) or any SciVac Subsidiaries. All outstanding shares of SciVac capital stock have been duly authorized and validly issued, are fully paid and non-assessable.

3.7     Ownership of Subsidiaries. Section 3.7 of the SciVac Disclosure Schedule lists, as of the date hereof, the SciVac Subsidiaries (including jurisdiction of formation). All of the outstanding capital stock of, or other equity interests in, the SciVac Subsidiaries is, directly or indirectly, owned by SciVac. All the issued and outstanding shares of capital stock of, or other equity interests in, the SciVac Subsidiaries, to the extent applicable, have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by SciVac free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or similar interests. Except as set forth in Section 3.7 of the SciVac Disclosure Schedule, SciVac does not own, directly or indirectly any capital stock of, or other voting securities or equity or similar interests in, any corporation, partnership, joint venture, association, limited liability company or other entity or Person.

3.8     Reporting Status; Securities Laws Matters and Financial Statements.

(a)     SciVac is a “reporting issuer” and not on the list of reporting issuers in default under applicable Canadian provincial Securities Laws in each of the Provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland & Labrador. The SciVac Common Shares are listed on, and SciVac is in compliance with the rules and policies of the TSX. As of the date hereof, SciVac is not subject to regulation by any other stock exchange. No delisting, suspension of trading in or cease trading order with respect to any securities of SciVac and, to the Knowledge of SciVac, no inquiry or investigation (formal or informal) of any Regulatory Authority (including, for purposes of this paragraph, any similar authority in the United States) or the TSX is in effect or ongoing or, to the Knowledge of SciVac, expected to be implemented or undertaken.

(b)     SciVac has filed all documents required to be filed by it in accordance with applicable Securities Laws with the Regulatory Authorities and the TSX. All such documents and information comprising the SciVac Public Disclosure Record, as of their respective dates (or, if amended, as of the date of such amendment), (1) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (2) complied in all material respects with the requirements of applicable Securities Laws, and any amendments to the SciVac Public Disclosure Record required to be made have been filed on a timely basis with the applicable Regulatory Authorities and the TSX. SciVac has not filed any confidential material change report with any applicable Regulatory Authorities or the TSX that at the date of this Agreement remains confidential.

(c)     SciVac’s audited consolidated financial statements as at and for the fiscal years ended December 31, 2014 and 2013 (including the notes thereto) and SciVac’s unaudited consolidated financial statements as at and for the six months ended June 30, 2015, each as included in the SciVac Public Disclosure Record (collectively, the “SciVac Financial Statements”), were prepared in accordance with IFRS consistently applied (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of SciVac’s independent auditors, or (ii) in the case of unaudited interim statements, are subject to normal period-end adjustments (none of which are material, individually or in the aggregate) and may omit notes which are not required by applicable Laws in the unaudited statements) and present fairly in all material respects the consolidated financial condition, results of operations, changes in financial position of SciVac and its subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period-end adjustments, none of which are material, individually or in the aggregate) and reflect reserves required by IFRS in respect of all material contingent liabilities, if any, of SciVac and the SciVac Subsidiaries on a consolidated basis. There has been no material change in SciVac’s accounting policies, except as described in the notes to the SciVac Financial Statements, since December 31, 2014.

(d)     The management of SciVac has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by SciVac in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified in such Laws imposed by such Governmental Entities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by SciVac in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to SciVac’s management, including its chief executive officer and chief financial officer (or persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(e)     SciVac maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of SciVac and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of SciVac and its Subsidiaries are being made only with the requisite authorizations of management and directors of SciVac or its Subsidiaries, as applicable; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of SciVac or its Subsidiaries that would reasonably be expected to have a material effect on SciVac’s financial statements. To the knowledge of SciVac, as of the date of this Agreement: (x) there are no material weaknesses in the design and implementation or maintenance of internal controls over financial reporting of SciVac that are reasonably likely to adversely affect the ability of SciVac to record, process, summarize and report financial information; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of SciVac.

(f)     Since January 1, 2013, neither SciVac nor any of its Subsidiaries nor, to SciVac’s knowledge, any Representative of SciVac or any of its Subsidiaries has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SciVac or any of its Subsidiaries or their respective internal accounting controls, including any written complaint, allegation, assertion, or claim that SciVac or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of SciVac Board.

(g)     As of August 31, 2015, SciVac had a cash balance of at least CAD $21,400,000 not subject to any Lien. Such cash balance shall be reduced only by the Expenses incurred by SciVac and, subject to Section 4.4, other expenses incurred in the ordinary course of business prior to the Effective Time.

3.9     Books and Records. The financial books, records and accounts of SciVac and its Subsidiaries: (i) have been maintained in all material respects in accordance with applicable Laws and IFRS on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the transactions, acquisitions and dispositions of the assets of SciVac and the SciVac Subsidiaries in all material respects; and (iii) accurately and fairly reflect in all material respects the basis for SciVac Financial Statements.

3.10     Minute Books. The corporate minute books of SciVac and the SciVac Subsidiaries contain minutes of substantially all meetings and resolutions of its board of directors and committees of such boards of directors or managers, as applicable, other than those portions of minutes of meetings reflecting discussions of the Merger, and shareholders or members, as applicable, held according to applicable Laws and are complete and accurate in all material respects.

3.11     No Undisclosed Liabilities. Neither SciVac nor any of the SciVac Subsidiaries has any Liabilities, including those arising under any Law and those arising under any Contract, except for Liabilities (i) fully disclosed or reflected or reserved against on the balance sheet of SciVac and the SciVac Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the SciVac TSX Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice and that have not had or would not reasonably be expected to have a SciVac Material Adverse Effect, (iii) disclosed in Section 3.11 of the SciVac Disclosure Schedule or (iv) as contemplated by this Agreement or otherwise in connection with the Merger and the other transactions contemplated hereby.

3.12     Taxes. Except as set forth in Section ☒3.12 of the SciVac Disclosure Schedule:

(a)     SciVac has filed or caused or will cause to be filed all Returns required to be filed by applicable Law on or before the Effective Date. All such Returns are correct and complete in all material respects. SciVac has timely paid all material Taxes that are due and payable by SciVac, including all installments on account of taxes for the current year that are due and payable by SciVac whether or not assessed (or reassessed) by the appropriate Governmental Entity, and has, as applicable, timely remitted such Taxes to the appropriate Governmental Entity under applicable Law. SciVac and its subsidiaries have no liability for unpaid Taxes that, in the aggregate, would be expected to have a SciVac Material Adverse Effect on SciVac. There are no liens for Taxes upon any of the assets or properties of SciVac or its subsidiaries except Liens for current Taxes not yet due and payable.

(b)     There is no material dispute or claim, including any audit, investigation or examination by any Governmental Entity, actual, pending or, to the Knowledge of SciVac, threatened, concerning any Tax Liability of SciVac, no written notice of such an audit, investigation, examination, material dispute or claim has been received by SciVac.

(c)     SciVac has not requested, or entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which:

(i)     to file any Return (which has not since been filed) in respect of any Taxes for which SciVac is or may be liable;

(ii)     to file any elections, designations or similar filings relating to Taxes (which have not since been filed) for which SciVac is or may be liable;

(iii)     SciVac is required to pay or remit any Taxes or amounts on account of Taxes (which have not since been paid or remitted); or

(iv)     any Governmental Entity may assess or collect Taxes for which SciVac is liable.

(d)     All material amounts that are or were required to be collected (including, without limitation, all sales, use, value added and other Taxes) or withheld by SciVac, or with respect to Taxes of SciVac, have been duly collected or withheld, and all such material amounts that are required to be remitted to any Governmental Entity have been duly remitted on a timely basis to the appropriate Governmental Entity.

(e)     SciVac has not acquired property or services from, or disposed of property or provided services to, any Person with whom it does not deal at Arm’s Length for an amount that is other than the fair market value of such property or services.

(f)     To SciVac’s Knowledge, no claim has ever been made by any Governmental Entity in a jurisdiction where SciVac does not file Returns that SciVac is or may be subject to Taxes or is required to file Returns in that jurisdiction.

(g)     There are no rulings or closing agreements relating to SciVac which could affect SciVac’s liability for Taxes for any taxable period after the Effective Date. SciVac has not requested an advance tax ruling from the Canada Revenue Agency or comparable rulings from other taxing authorities.

(h)     SciVac has maintained and continues to maintain in all material respects at its principal place of business all records and books of account required to be maintained under applicable Tax Laws.

(i)     SciVac is not party to or bound by any tax sharing agreement or tax indemnity obligation in favor of any Person or similar agreement in favor of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Entity).

(j)     SciVac will not be required to include in a tax period ending after the Effective Date any amount of net taxable income (after taking into account deductions claimed for such a period that relate to a prior period) attributable to income that accrued, or that was required to be reported for financial accounting purposes in a prior taxable period but that was not included in taxable income for that or another prior tax period.

(k)     Neither SciVac nor any Affiliate thereof has taken or agreed to take any action, or failed to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(l)     For purposes of this Section 3.12, the term “SciVac” shall mean SciVac, together with the SciVac Subsidiaries.

3.13     Litigation. Except as set forth in Section ☒3.13 of the SciVac Disclosure Schedule, there are no material claims, actions, suits, grievances, complaints, investigations or proceedings pending or, to the Knowledge of SciVac, threatened affecting SciVac or any SciVac Subsidiaries or affecting any of their respective material property or assets or Intellectual Property at law or in equity before or by any Governmental Entity. Neither SciVac nor any SciVac Subsidiaries nor any of their respective assets or properties is subject to any outstanding material judgment, order, writ, injunction or decree.

3.14     Material Contracts. With respect to the SciVac Material Contracts:

(a)     Section ☒3.14(a) of the SciVac Disclosure Schedule includes a complete and accurate list of all SciVac Material Contracts to which each of SciVac and any of the SciVac Subsidiaries is bound, and that are currently in force and SciVac and any of the SciVac Subsidiaries have made available to the Company for inspection true and complete copies of all such SciVac Material Contracts.

(b)     Except as set forth in Section 3.14(b) of the SciVac Disclosure Schedule, all of the SciVac Material Contracts are in full force and effect, and SciVac or a SciVac Subsidiary, as applicable, is entitled to all rights and benefits thereunder in accordance with the terms thereof. SciVac and any of the SciVac Subsidiaries have not waived any material rights under any SciVac Material Contract and no material default or breach exists in respect thereof on the part of SciVac or any of the SciVac Subsidiaries or, to the Knowledge of SciVac or any of the SciVac Subsidiaries, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of such SciVac Material Contracts.

(c)     All of the SciVac Material Contracts are valid and binding obligations of SciVac or a SciVac Subsidiary, as applicable, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(d)     As at the date hereof, SciVac has not received written notice that any party to a SciVac Material Contract intends to cancel, terminate or otherwise modify or not renew such Material Contract, and to the Knowledge of SciVac, no such action has been threatened.

(e)     Except as set forth in Section 3.14(e) of the SciVac Disclosure Schedule, neither SciVac nor any of the SciVac Subsidiaries are a party to any SciVac Material Contract that contains any non-competition obligation or otherwise restricts in any way the business of SciVac or any of the SciVac Subsidiaries.

3.15     Permits.

(a)     Each of SciVac and the SciVac Subsidiaries has obtained and is in compliance with all Permits required by applicable Laws, necessary to conduct its current business as now being conducted, other than where a failure to obtain or be in compliance with such Permits would not, individually or in the aggregate, reasonably be expected to have a SciVac Material Adverse Effect; and

(b)     Except as set forth in Section 3.15(b) of the SciVac Disclosure Schedule, there are no facts, events or circumstances that would reasonably be expected to result in a failure to obtain or be in compliance with such Permits as are necessary to conduct the business of SciVac and any of the SciVac Subsidiaries as it is currently being conducted, other than where a failure to obtain or be incompliance with such Permits would not, individually or in the aggregate, reasonably be expected to have a SciVac Material Adverse Effect.

3.16     Expropriation. No part of the property or assets of SciVac or any of the SciVac Subsidiaries has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced nor does SciVac know of any intent or proposal to give such notice or commence any such proceedings.

3.17     Rights of Other Persons. No Person has any right of first refusal or option to purchase or any other right of participation in any of the material properties or assets owned by SciVac or any of the SciVac Subsidiaries, or any part thereof, except as disclosed in the SciVac Financial Statements.

3.18     Environmental Matters.

(a)     SciVac and the SciVac Subsidiaries have carried on their respective businesses and operations in compliance in all material respects with all applicable Environmental Laws and all terms and conditions of all Environmental Permits;

(b)     Neither SciVac nor any of the SciVac Subsidiaries has received any written order, request or notice from any Person alleging a material violation of any Environmental Law; and

(c)     Neither SciVac nor any of the SciVac Subsidiaries (i) is a party to any litigation or administrative proceeding, or, to their Knowledge, is any litigation or administrative proceeding threatened against it or its property or assets, which in either case (A) asserts or alleges that it violated any Environmental Laws, (B) asserts or alleges that it is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances, or (C) asserts or alleges that it is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances, (ii) is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws and (iii) is involved in remediation operations and does not know of any facts, circumstances or conditions, including any Release of Hazardous Substance, that, in the case of each of the foregoing clauses (i), (ii) and (iii) would reasonably be expected to result in a SciVac Material Adverse Effect.

3.19     Intellectual Property.

(a)     Neither SciVac nor any of the SciVac Subsidiaries owns any Registered IP other than the registered trademarks identified on Section 3.19(a) of the SciVac Disclosure Schedule.

(b)     SciVac has delivered or made available to the Company in the electronic data room established by SciVac an accurate and complete copy of each standard form of the following documents and Contracts used by SciVac and any SciVac Subsidiary at any time: (i) terms and conditions with respect to the clinical testing, distribution, sale, or provisioning of any SciVac Product; (ii) employee agreement or similar Contract containing any assignment or license of Intellectual Property or any reference to Intellectual Property or any confidentiality provision; or (iii) consulting or independent contractor agreement or similar Contract containing any assignment or license of Intellectual Property or any reference to Intellectual Property or any confidentiality provision. Section 3.19(b) of the SciVac Disclosure Schedule accurately identifies each Contract concerning the subject matter of (i), (ii) or (iii) that is material to SciVac and that deviates in any material respect from the corresponding standard form described above;

(c)     SciVac exclusively owns all right, title and interest to and in the SciVac IP (other than Intellectual Property licensed to SciVac or a SciVac Subsidiary, as identified in Section 3.19(c) of the SciVac Disclosure Schedule or pursuant to commercially available third party software and material transfer agreements entered into in the ordinary course of business) free and clear of any Liens. Without limiting the generality of the foregoing:

(i)     all documents and instruments required to perfect the rights of SciVac in the Registered IP identified on Section 3.19(a) of the SciVac Disclosure Schedule have been or are in the process of being validly executed, delivered, recorded and filed in a timely manner with the appropriate Governmental Entity;

(ii)     no current or former officer or other employee, or any individual who is a current or former independent contractor, consultant or director, of SciVac or its subsidiaries, to the Knowledge of SciVac, has any claim, right (whether or not currently exercisable) or interest to or in any SciVac IP and each such individual who is or was involved in the creation or development of any Intellectual Property for or on behalf of SciVac has signed a valid, enforceable agreement containing an assignment of all rights in and to such Intellectual Property to SciVac and confidentiality provisions protecting the SciVac IP;

(iii)     SciVac and the SciVac Subsidiaries have taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by SciVac and the SciVac Subsidiaries, or purported to be held by SciVac and the SciVac Subsidiaries, as a trade secret;

(iv)     none of SciVac and the SciVac Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or SciVac and the SciVac Subsidiaries to grant or offer to any other Person any license or right to any SciVac IP; and

(v)     SciVac and the SciVac Subsidiaries own or otherwise have, and after the completion of the transactions contemplated by this Agreement, will continue to have, the right, through ownership, license or otherwise, to all Intellectual Property reasonably necessary to conduct the business of SciVac and the SciVac Subsidiaries as conducted as of the date of this Agreement;

(d)     All SciVac IP that is material to the business of SciVac and the SciVac Subsidiaries is valid, subsisting and enforceable;

(e)     Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (A) a loss of, or Lien on, any SciVac IP; (B) the release, disclosure or delivery of any SciVac IP by or to any escrow agent or other Person; or (C) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the SciVac IP;

(f)     To the Knowledge of SciVac, except as set forth in Section 3.19(f) of the SciVac Disclosure Schedule, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any SciVac IP. Section 3.19(f) of the SciVac Disclosure Schedule: (i) accurately identifies (and SciVac has made available to the Company in the electronic data room established by SciVac an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to SciVac and the SciVac Subsidiaries or any Representative of SciVac and the SciVac Subsidiaries regarding any alleged or suspected infringement or misappropriation of any SciVac IP, as of the date of this Agreement; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence;

(g)     To the Knowledge of SciVac, the conduct of the business of SciVac and the SciVac Subsidiaries as previously conducted or as currently conducted including, without limitation, the development, manufacture, use, import, export, offer for sale, sale or other commercialization of any of the SciVac Products, does not and has not infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any valid Intellectual Property of any other Person. There are no letters or other written or electronic communications or correspondence that have been sent or otherwise delivered by or to SciVac and the SciVac Subsidiaries or any Representative of any of SciVac and the SciVac Subsidiaries, as of the date of this Agreement regarding any alleged or suspected infringement or misappropriation of any Intellectual Property of any other Person by SciVac and the SciVac Subsidiaries or any of the SciVac Products;

(h)     No written notice of infringement, misappropriation or similar claim or Legal Proceeding involving infringement or misappropriation of any Intellectual Property of any other Person is or has been pending and served or, to the Knowledge of SciVac, pending and not served or threatened against any SciVac and the SciVac Subsidiaries or against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by SciVac and the SciVac Subsidiaries with respect to such claim or proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded);

(i)     None of SciVac or the SciVac Subsidiaries have transferred title to, or granted any exclusive license, or granted an option to acquire title or an exclusive license, with respect to, any material SciVac IP.

(j)     There are no proceedings or actions known to SciVac before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any SciVac IP. None of the SciVac IP is the subject of any outstanding decree, order, judgment, settlement agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by SciVac and the SciVac Subsidiaries, or that may affect the validity, use or enforceability of such SciVac IP;

(k)     Neither SciVac nor any of the SciVac Subsidiaries has taken any action or failed to take any action that reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Registered IP;

(l)     Neither SciVac nor any of the SciVac Subsidiaries has entered into any services agreements relating to development, testing, manufacture or formulation of any SciVac Products under which the party performing such services has obtained rights to Intellectual Property covering the SciVac Products or their manufacture, formulation or use;

(m)     Except as set forth in Section 3.19(m), of the SciVac Disclosure Schedule, no funding from any granting agency and no government funding (including funding from the Israeli Office of the Chief Scientist), facilities of a university, college, other educational institution or research center, or funding from any Person was used in the creation or development of any SciVac IP. To the knowledge of SciVac, except as set forth in Section 3.19(m), of the SciVac Disclosure Schedule, no current or former employee, consultant or independent contractor, who was involved in, or who contributed to, the creation or development of any SciVac IP, has performed services for any Governmental Entity, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of SciVac IP, or performed such services prior to the period of time during which such employee, consultant or independent contractor performed services for SciVac or any SciVac Subsidiary such that a government, university, college or other educational institution or research center is entitled to notice or any other right or benefit in connection with any SciVac IP. Except as set forth in Section 3.19(m), of the SciVac Disclosure Schedule, neither SciVac nor any SciVac Subsidiary is a party to any contract, license or agreement with any Governmental Entity that grants to such Governmental Entity any right or license with respect to any SciVac IP.

3.20     Status of SciVac Products.

(a)     SciVac and the SciVac Subsidiaries have all applicable Permits and approvals to market, use, import, export, distribute, offer for sale, sale or other commercialization of Sci-B-VacTM hepatitis B vaccine in each of the jurisdictions set forth in Section 3.20 of the SciVac Disclosure Schedule. SciVac has not imported any Products into, or exported any Products from, the United States for commercial sale.

(b)     Except as set forth on Section 3.20 of the SciVac Disclosure Schedule, there have been no adverse regulatory actions taken (nor, to the Knowledge of SciVac, threatened in writing) by any Governmental Entity with respect to any SciVac Products.

3.21     Compliance with Laws.

(a)     SciVac and each of the SciVac Subsidiaries have complied with and are not in violation of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, have a SciVac Material Adverse Effect and have not received any written notices or other correspondence from any Governmental Entity regarding any circumstances that have existed or currently exist which would lead to a loss, suspension or a refusal to issue, any material license, permit, authorization, approval, registration or consent of a Governmental Entity relating to its activities which would reasonably be expected to restrict, curtail, limit or adversely affect the ability of SciVac or any of the SciVac Subsidiaries to operate its business in a manner which would have a SciVac Material Adverse Effect.

(b)     To the Knowledge of SciVac, the studies, tests and nonclinical, preclinical, safety, and clinical studies and testing, if any, conducted by SciVac and the SciVac Subsidiaries relating to any product of SciVac and the SciVac Subsidiaries, and, if still pending, are being conducted in all material respects in accordance with standard and accepted medical and professional scientific research procedures and all applicable Laws; the descriptions of the results of such studies, tests and trials provided to the Company are accurate in all material respects; none of SciVac and the SciVac Subsidiaries have received any written notices or correspondence from any applicable Governmental Entity requiring the termination, suspension, material modification or clinical hold of any such studies, tests or trials conducted by or on behalf of SciVac and the SciVac Subsidiaries, which termination, suspension, material modification or clinical hold would reasonably be expected to result in a SciVac Material Adverse Effect. Research involving human subjects conducted by or on behalf of SciVac and the SciVac Subsidiaries: (i) was approved by an institutional review board or the equivalent, if required, (ii) had the informed consent of the subjects, if required, and (iii) to the Knowledge of SciVac, did not involve any investigator who has been disqualified as a clinical investigator by the FDA or any other Governmental Entity or has been found by any agency with jurisdiction to have engaged in scientific misconduct, as defined in 42 C.F.R. pt. 93.

3.22     Employment Matters.

(a)     None of the execution of this Agreement, the Transactions and Terms of Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto, will individually or together with the occurrence of some other event, (i) result in any unfunded payment (including unfunded severance, unemployment compensation, golden parachute, bonus, the redemption of any accrued entitlements or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by any of the SciVac Entities, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by any of the SciVac Entities to any Person.

(b)     Other than set forth in Section 3.22 of the SciVac Disclosure Schedule, SciVac and the SciVac Subsidiaries are in compliance in all material respects with all Law respecting employment, discrimination in employment, fair employment practices, equal employment, terms and conditions of employment, meal and rest periods, leaves of absence, employee privacy, worker classification (including the proper classification of workers as independent contractors and consultants), wages (including overtime payments), pay-slips, compensation and hours of work, and occupational safety and health and employment practices, including with respect to the Israeli SciVac Subsidiary the Israeli Notification to an employee (Terms of Employment) Law, 5762-2002, Prevention of Sexual Harassment Law, 5758-1998, Hours of Work and Rest Law, 5711-1951, the Israeli Prior Notice to the employee Law 2002, Wage Protection Law 5718-1958  and Employment by Human Resources contractors Law, 5756-1996, and is not engaged in any unfair labor practice. The obligations of SciVac’s Israeli Subsidiary to provide statutory severance pay to its Israeli employees pursuant to the Israeli Severance Pay Law, 5723 1963 are fully funded.  Except for the foregoing, SciVac’s Israeli Subsidiary has no obligation to pay any amount or to provide any benefit to any former employee or contractor.

(c)     all obligations of SciVac’s Israeli Subsidiary to provide statutory severance pay to all Israeli employees pursuant to the Severance Pay Law, 1963, are fully funded or accrued on the Financial Statements, whether in accordance with Section 14 or otherwise,

(d)     SciVac’s Israeli Subsidiary has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and any other payments and benefits to employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(e)     SciVac and the SciVac Subsidiaries have paid in full to all of their respective employees and independent contractors all compensation due and payable to such employees and contractors.

(f)     Neither SciVac nor any SciVac Subsidiary has misclassified: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, (iii) any employee currently or formerly classified as exempt from overtime wages or (iv) any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions.

(g)     Neither SciVac nor any SciVac Subsidiary is a party to any collective bargaining contract, collective labor Contract or other contract or arrangement with a labor union, trade union or other organization or body involving any of its employees. Neither SciVac nor any SciVac Subsidiary has received a written demand for recognition from any collective bargaining representative with respect to any of its employees, and, to the Knowledge of SciVac there are no labor organizations purporting to represent or seeking to represent any employees of SciVac or any SciVac Subsidiary.

(h)     Other than set forth in Section 3.22 of the SciVac Disclosure Schedule, SciVac’s Israeli Subsidiary does not have and is not subject to, and no employee of SciVac’s Israeli Subsidiary benefits from, any extension order (‘tzavei harchava’) except for extension orders generally applicable to all employers in Israel.

(i)     Section 3.22 of the SciVac Disclosure Schedule sets forth a complete list of all employees and consultants of SciVac and of the SciVac Subsidiaries, together with their titles, salaries and bonus (whether monetary or otherwise) and any other remuneration, and a list of the directors and the terms of their compensation. Other than set forth in Section 3.22 of the SciVac Disclosure Schedule, no such employee is on long-term disability leave, extended absence or workers’ compensation leave. Except as set forth in ☒Section 3.22 of SciVac Disclosure Schedule, all contractors can be terminated on notice of thirty days or less to the contractor.

(j)     Other than set forth in Section 3.22 of the SciVac Disclosure Schedule, neither SciVac nor any SciVac Subsidiary is:

(i)     a party to any written or oral agreement, arrangement, plan, obligation, policy or understanding providing for severance or termination payments to, or any employment or consulting agreement with, any director or officer of SciVac or any SciVac Subsidiary;

(ii)     a party to any collective bargaining agreement or multiemployer plan nor, to the Knowledge of SciVac, subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, or to the Knowledge of SciVac, pending or threatened strikes or lockouts at SciVac or any SciVac Subsidiary; and

(iii)     subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the Knowledge of SciVac, threatened, or any litigation, actual or, to the Knowledge of SciVac, threatened, relating to its or the SciVac Subsidiaries’ employees or independent contractors (including any termination of such individuals).

(k)     Except as set forth in Section 3.22(k), of the SciVac Disclosure Schedule, SciVac and the SciVac Subsidiaries have not, and are not subject to any present or future obligation or liability under, any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, bonus plan, employee benefit plan or policy, employee group insurance plan, program policy or practice, formal or informal, with respect to their respective employees.

3.23     Related Party Transactions. Except as set forth in Section 3.23 of the SciVac Disclosure Schedule, there are no Contracts or other transactions currently in place between SciVac or any of the SciVac Subsidiaries, on the one hand, and: (i) any officer or director of SciVac or any of the SciVac Subsidiaries; (ii) any holder of record or, to the Knowledge of SciVac, beneficial owner of 10% or more of the SciVac Common Shares; and (iii) any affiliate or associate of any such, officer, director, holder of record or beneficial owner, on the other hand.

3.24     Registration Rights. No Person has any right to compel SciVac or any SciVac Subsidiary to register or otherwise qualify any capital stock of SciVac or such SciVac Subsidiary or any other securities of SciVac or any of its subsidiaries for public sale or distribution.

3.25     Restrictions on Business Activities. There is no arbitral award, judgment, injunction, constitutional ruling, order or decree binding upon SciVac or any of the SciVac Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice of any of them, any acquisition or disposition of property by any of them, or the conduct of the business by any of them as currently conducted, which could reasonably be expected to have a SciVac Material Adverse Effect.

3.26     Brokers. Except as disclosed by SciVac on Schedule 3.26 of the SciVac Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of SciVac, and the aggregate amount of such fees that may become payable in respect of all such arrangements is set forth in Section 3.26 to the SciVac Disclosure Schedule

3.27     Insurance. As of the date hereof, SciVac and each SciVac Subsidiary has such policies of insurance as are listed in Section 3.27 of the SciVac Disclosure Schedule. All insurance maintained by SciVac and the SciVac Subsidiaries is in full force and effect and is in amounts and in respect of such risks as are normal and usual for companies of similar size operating in the industry and in the location in which the applicable SciVac Entities operate.

3.28     No Cease Trade. Neither SciVac nor any SciVac Subsidiary is subject to any cease trade or other order of any applicable Regulatory Authority and, to the Knowledge of SciVac, no investigation or other proceedings involving SciVac or any SciVac Subsidiary which may operate to prevent or restrict trading of any securities of SciVac are currently in progress or pending before any applicable Regulatory Authority.

3.29     United States Securities Laws. SciVac is not registered, and is not required to be registered as, an “investment company” under the United States Investment Company Act of 1940, as amended.

3.30     Certain Business Practices. To the Knowledge of SciVac, none of SciVac, any of the SciVac Subsidiaries nor any director, officer, agent or employee of SciVac or any of the SciVac Subsidiaries (in their capacities as such) has:

(a)     used or agreed to use funds for contributions, gifts, entertainment or other purposes relating to political activity in violation of Law; or

(b)     made or agreed to make any payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of Law.

3.31     Healthcare Regulatory and Related Matters.

(a)     SciVac and SciVac Subsidiaries are and have been, since January 1, 2009, in compliance in all material respects with (i) all applicable Laws (including all rules and regulations) of CMS, FDA, OIG, Drug Enforcement Administration (“DEA”) the European Medicines Agency (“EMEA”), Israeli MOH, and other Healthcare Regulatory Authorities, including by way of example only, the Food, Drug, and Cosmetic Act, the Public Health Service Act, the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health (HITECH) Act, the Federal Health Care Program Anti-Kickback Act (Social Security Act § 1128B(b)), the Anti-Inducement Act (Social Security Act § 1128A(a)(5)), the Ethics in Patient Referrals Act of 1989, as amended (Social Security Act § 1877), the other provisions of the Social Security Act and all implementing regulations, the Israeli Genetic Data Law, 2000, Protection of Privacy Law, 5741-1981 and the Israeli Patient Rights Law, 5756-1996 the National Health Regulations (Clinical Trials on humans), 1980, and (ii) all Healthcare Regulatory Authorizations, including all requirements of CMS, FDA, DEA and all other Healthcare Regulatory Authorities, that are applicable to SciVac and SciVac Subsidiaries, or by which any property, product, service or other Asset of SciVac and SciVac Subsidiaries (including, without limitation, any Company Products or Company Services) is bound or affected.

(b)     Except as set forth in Section 3.31(b) of the SciVac Disclosure Schedule, since January 1, 2009, neither SciVac nor SciVac Subsidiaries has received any written notification of any pending or, to the Knowledge of SciVac, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, revocation of CLIA certification, any certificate of accreditation issued by a CMS recognized accrediting organization, revocation of any State or Federal license or permit, suspension, exclusion, suspension of payments, imposition of prepayment review, corrective action plan, civil money penalties, arbitration or other action from any Healthcare Regulatory Authority.

(c)     Except as set forth in Section 3.31(c), of the SciVac Disclosure Schedule, since January 1, 2009, SciVac and SciVac Subsidiaries have held all Healthcare Regulatory Authorizations required for the conduct of their respective businesses, and all such Healthcare Regulatory Authorizations are in full force and effect. No event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Healthcare Regulatory Authorization.

(d)     Except as set forth in Section 3.31(d) of the SciVac Disclosure Schedule, neither SciVac nor any of the SciVac Subsidiaries has received any material written information since January 1, 2009, from any Healthcare Regulatory Authority with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of Company Products or Company Services which would reasonably be expected to lead to the revocation, withdrawal, or denial of any application for marketing approval before such Healthcare Regulatory Authority.

(e)     [Reserved]

(f)     All material reports, documents, claims, applicable registration files and dossiers, notices and similar filings required to be filed, maintained, or furnished to any Healthcare Regulatory Authority by SciVac or any of the SciVac Subsidiaries since January 1, 2009 have been so filed, maintained or furnished and, to the Knowledge of SciVac, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(g)     All Clinical Trials conducted by or on behalf of SciVac and the SciVac Subsidiaries are listed in Section 3.31(g) of the SciVac Disclosure Schedule. True, complete and accurate copies of all data and reports with respect to the studies and trials listed in Section 3.31(g) of the SciVac Disclosure Schedule and have been provided for review to the Company and SciVac has otherwise provided for review all preclinical and clinical studies and trials and all other information in its possession regarding the efficacy and safety of the SciVac Products.

(h)     All clinical trials were and are being conducted by or on behalf of SciVac and the SciVac Subsidiaries are in material compliance with any and all relevant laws and regulations pertaining to clinical trials including in particular, but without limitation:

(i)     International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) Harmonised Tripartite Guideline for Good Clinical Practice as amended from time to time and the principles set out in the Declaration of Helsinki as revised from time to time, if applicable, or the local analog thereof, as applicable;

(ii)     Data protection laws and laws requiring permits, clearances or approvals for conduct of clinical trials;

(iii)     the Guideline for Good Pharmacoepidemiology Practice (GPP) of the International Society of Pharmacoepidemiology (ISPE) and with other generally accepted applicable Guidelines of the European Community, if either is applicable, or any Israeli authority or body with jurisdiction in matter such as this, if applicable;

(iv)     the Israeli MOH Guidelines, including the Company’s insurance obligations with respect to clinical trials, as applicable; and

(v)     the Israeli Protection of Privacy Law, 5741-1981; the Israeli Patient Rights Law, 5756-1996 , the Israeli Genetic Data Law, 2000; ; the Israeli Health Ordinance (1940); the National Health Regulations (Clinical Trials on humans), 1980 to the extent that any of these may be applicable.

(i)     SciVac and the SciVac Subsidiaries have heretofore provided for review to the Company all material correspondence and contact information between SciVac and the SciVac Subsidiaries and any Healthcare Regulatory Authorities or other Regulatory Authorities regarding the SciVac Products, and, to the extent provided to the Company, between any Healthcare Regulatory Authorities and other Regulatory Authorities relating to SciVac and the SciVac Subsidiaries, their clinical studies or trials, or the SciVac Product. SciVac and the SciVac Subsidiaries have not received any written notice or other written communication from any Regulatory Authorities requiring the termination or suspension of any clinical trial with respect to SciVac Product.

(j)     Section 3.31(j) of the SciVac Disclosure Schedule contains the leaflet provided with Sci-B-Vac™, listing, among other things, the adverse events with respect to Sci-B-Vac™.

(k)     SciVac and the SciVac Subsidiaries have reported all reportable events to the appropriate Healthcare Regulatory Authorities in accordance with applicable reporting obligations, and have provided the Company with copies of all such reports. Except as set out in Section 3.31(k) of the SciVac Disclosure Schedule, there have been no product recalls conducted by or issued to SciVac or the SciVac Subsidiaries and no requests from any Regulatory Authorities requesting SciVac or the SciVac Subsidiaries to cease to investigate, test, manufacture or distribute the SciVac Products

(l)     All clinical testing conducted by or on behalf of SciVac Entities is being conducted in compliance with requirements of ISO 15189.

(m)     Neither SciVac nor any of the SciVac Subsidiaries has received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other written notices alleging a lack of safety from any Healthcare Regulatory Authority, and there is no action or proceeding pending or, to the Knowledge of SciVac, threatened by any such Healthcare Regulatory Authority, contesting the approval of, the uses of, or the labeling or promotion of, or otherwise alleging any violation of law with respect to, any product manufactured, distributed or marketed by or on behalf of SciVac or the SciVac Subsidiaries.

(n)     Neither SciVac nor any of the SciVac Subsidiaries is the subject of any pending or, to the Knowledge of SciVac, threatened investigation regarding SciVac, SciVac Subsidiaries, or their products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or otherwise. Neither SciVac nor any of the SciVac Subsidiaries, nor, to the Knowledge of SciVac, any current officer, employee, agent or distributor of SciVac or any SciVac Subsidiary, has committed or been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither SciVac nor any of SciVac Subsidiaries, nor, to the Knowledge of SciVac, any current officer, employee, agent or distributor of SciVac or any SciVac Subsidiary, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in a material debarment or exclusion of SciVac is pending or, to the Knowledge of SciVac, threatened, against SciVac or, to the Knowledge of SciVac, any of its directors, officers, employees or agents.

(o)     No SciVac Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that SciVac believes is reasonably likely to materially impede or delay receipt of any Governmental Approvals or any other Consents necessary to consummate the Merger or the other transactions contemplated by this Agreement.

(p)     Since January 1, 2009, neither SciVac nor any of SciVac Subsidiaries has been on “pre-payment review” by any Medicare Administrative Contractor or by CMS, or a corrective action plan with CMS or corporate integrity agreement with OIG. Since January 1, 2009, no claim that has been submitted by or on behalf of SciVac or any of the SciVac Subsidiaries is, to the Knowledge of SciVac, under or has been under reconsideration pursuant to Social Security Act § 1869(b). For any calendar year since 2009, neither SciVac nor any of the SciVac Subsidiaries has had total Medicare or Medicaid rates of disallowance of claims or parts thereof that exceeded five percent of the total dollar value of claims submitted to any payor.

(q)     Since January 1, 2009, neither SciVac nor any of the SciVac Subsidiaries has received any Civil Investigative Demand or subpoena from the Department of Justice or any OIG subpoena or demand, nor does SciVac have reason to suspect that it has been named as a defendant in a False Claims Act case, whether sealed or unsealed.

3.32     Anti-Takeover Provisions.

There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which SciVac is a party or otherwise bound. SciVac has taken all actions necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, and inapplicable to SciVac, Sub and SciVac’s capital stock in connection with this Agreement and the transactions contemplated hereby, including the Merger, any and all “fair price,” “moratorium,” “control share acquisition,” “business combination” and other similar Laws of Canada or any applicable province or other jurisdiction (collectively, the “Anti-takeover Laws”), and no such Anti-takeover Laws apply or will apply to this Agreement and the transactions contemplated hereby, including the Merger.

3.33     Opinion of Financial Advisor.

The SciVac Board has received the opinion of Cassel Salpeter & Co., LLC, dated as of the date of the meeting of the SciVac Board at which this Agreement was approved by the SciVac Board, to the effect that, as of such date, and based upon and subject to the various assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Exchange Ratio in the Merger pursuant to this Agreement was fair, from a financial point of view, to SciVac, and such opinion has not been modified or withdrawn as of the date of this Agreement.

3.34     Ownership and Operations of Sub.

SciVac, directly or indirectly, owns all of the outstanding capital stock of Sub. Sub was formed solely for the purpose of engaging in the Merger and the transactions contemplated hereby and has engaged in no other business activities or conducted any other operations other than those relating to the Merger and the transactions contemplated hereby. The authorized capital stock of Sub consists of 100 shares of common stock, par value $0.01 per share.

3.35     Survival of Representations and Warranties.

The representations and warranties of SciVac and the Sub contained in this Agreement shall not survive the completion of the Merger and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms. Any investigation by the Company and its Representatives shall not mitigate, diminish or affect the representations and warranties of SciVac and the Sub pursuant to this Agreement.

Article 4
Conduct of Business Pending Consummation

4.1     Affirmative Covenants of the Company.

From the date of this Agreement until the earlier of the Effective Time, or the termination of this Agreement in accordance with Section 6.1, except as contemplated or permitted by this Agreement, as set forth on the Company Disclosure Schedule, as required by applicable Law, or unless the prior written consent of SciVac shall have been obtained (which shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each Company Subsidiary to: (a) operate its business in the ordinary course consistent with past practice; (b) use its reasonable efforts to preserve intact its business organization and material Assets and maintain its rights and franchises and keep available the services of present employees, consultants, independent contractors and executive officers of the Company and the Company Subsidiaries; (c) notify SciVac promptly after receipt of any material communication (written or oral) between the Company or any of the Company Subsidiaries, on the one hand, and any Healthcare Regulatory Authority, on the other hand, and before giving any material submission to any Healthcare Regulatory Authority; and (d) take no action that would reasonably be likely to (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

4.2     Negative Covenants of the Company.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 6.1, unless the prior written consent of SciVac shall have been obtained (which consent shall not be unreasonably withheld, conditioned or delayed), except as set forth in Section 4.2 of the Company Disclosure Schedule, except as otherwise expressly contemplated herein, and except as required by applicable Law, the Company covenants and agrees that it will not do or agree or commit to do, or permit any of the Company Subsidiaries to do or agree or commit to do, any of the following:

(a)     amend the Organizational Documents of any Company Entity;

(b)     other than pursuant to the Credit Agreement and Guaranty dated July 25, 2014 among the Company, Variation Biotechnologies (US), Inc. and PCOF 1, LLC as in effect on the date of this Agreement (the “Perceptive Credit Agreement”), incur any debt obligation or other obligation for borrowed money (other than (i) indebtedness of one wholly owned Company Entity to another wholly owned Company Entity and (ii) trade payables incurred in the ordinary course of business) or impose, or suffer the imposition, on any material Asset of any Company Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Company Disclosure Schedule);

(c)     repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under the Company Option Plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Company Entity;

(d)     (i) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Company Common Stock, Company Preferred Stock or Company Warrants or any other capital stock of any Company Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right (other than (A) the issuance of Company Common Stock upon conversion of the Company Preferred Stock or exercise of Company Warrants, which, in each case, are outstanding on the date hereof, (B) the issuance of Company Common Stock upon the exercise or conversion, as applicable, of Company Options which are outstanding on the date hereof (in accordance with the applicable Company Option Plan), or (C) Company Warrants issued pursuant to the Perceptive Credit Agreement after the date hereof and shares of Company Common Stock upon exercise of such Company Warrants; each of which is permitted hereunder), (ii) except as required pursuant to any employment agreement or Company Options agreement to which the Company is a party as of the date hereof (each of which is listed identified in Section 4.2(d) of the Company Disclosure Schedule), accelerate the exercisability of any share of restricted stock, option, warrant or other right to purchase shares of Company Common Stock or any other capital stock of any Company Entity or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of the capital stock of any Company Entity (other than any dividend or distribution payable by any Company Subsidiary to another Company Subsidiary or to the Company);

(e)     adjust, split, combine or reclassify any capital stock of any Company Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Company Common Stock or Company Preferred Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another wholly owned Company Entity) or (ii) any Asset having a book value in excess of $150,000 other than in the ordinary course of business consistent with past practice or pursuant to the Perceptive Credit Agreement;

(f)     (i) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three (3) years or less, purchase any securities or make any material investment, whether by purchase of stock or securities, contributions to capital, Asset transfers, loans or advances, or purchase of any Assets, in any Person other than a wholly owned Company Subsidiary, or otherwise acquire direct or indirect control over any Person or (ii) merge, consolidate or adopt a plan of liquidation;

(g)     (i) enter into any new line of business or into any new commercial territory outside of the United States or make or agree to make any new capital expenditures that, in the aggregate, are in excess of $150,000 or (ii) dispose of, grant, obtain or permit to lapse any material rights in any Intellectual Property or dispose of or disclose to any Person, except pursuant to confidentiality obligations or requirements of Law, other than to Representatives of SciVac, any material Trade Secret;

(h)     (i) except as required by the terms of any Plan or Contract (as in effect on the date hereof) or pursuant to requirements of Law, (A) increase the benefits available to any current or former executive officer or director; (B) increase the base salary, wages or bonus opportunity of any current or former executive officer or director of the Company, except for an increase in bonus of not more than ten percent (10%) of the target bonus set forth in any employment agreement or established by the Company Board or any committee thereof for any current employee, executive officer or director in the ordinary course of business consistent with past practice; or (C) grant any severance, bonus, termination pay, equity or equity-based awards to any current or former executive officer or director of the Company other than as required by any employment agreement or pursuant to any Plan established prior to the date of this Agreement; (ii) establish, adopt, amend or terminate any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, or any Plan, except as required to comply with requirements of Law; (iii) terminate without “cause” any executive officer; (iv) except for the hiring or engagement of non-officer employees or individual independent contractors who have aggregate annual compensation that is not in excess of $200,000 each, hire or engage any employee or individual independent contractor of the Company; or (v) forgive or discharge in whole or in part any outstanding loans or advances to any present or former director, officer, employee, individual consultant or independent contractor of the Company;

(i)     (i) make or change any material Tax election, (ii) file any materially amended Tax Return, (iii) settle any material Tax claim or assessment relating to the Company Entities, or (iv) surrender any right to claim a refund of material Taxes;

(j)     make any material change in any accounting methods or policies or systems of internal accounting controls, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(k)     except to the extent expressly permitted by Section 4.11, take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 5 not being satisfied;

(l)     except in the ordinary course of business, enter into, modify, amend or terminate any Company Material Contract or waive, release, compromise or assign any material rights or claims with respect to any Company Material Contract;

(m)     commence, settle or compromise any pending or threatened Litigation except with respect to compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages by the Company not in excess of $50,000 individually or $100,000 in the aggregate, provided that the foregoing shall not prohibit or otherwise limit the Company from settling any pending or threatened Litigation solely with insurance proceeds, including, without limitation, the litigation captioned Furlong et al. v. VBI Vaccines, Inc.;

(n)     pay, discharge or satisfy any material Liabilities, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business consistent with past practice;

(o)     terminate or allow to lapse, or modify in any material respect, any material insurance policy;

(p)     take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(q)     agree or commit to do any of the foregoing.

4.3     Affirmative Covenants of SciVac.

From the date of this Agreement until the earlier of the Effective Time, or the termination of this Agreement in accordance with Section 6.1, except as contemplated or permitted by this Agreement, as set forth on the SciVac Disclosure Schedule, as required by applicable Law, or unless the prior written consent of the Company shall have been obtained (which shall not be unreasonably withheld, conditioned or delayed), SciVac shall, and shall cause each SciVac Subsidiary to: (a) operate its business in the ordinary course consistent with past practice; (b) use its reasonable efforts to preserve intact its business organization and material Assets and maintain its rights and franchises and keep available the services of present employees, consultants, independent contractors and executive officers of SciVac and the SciVac Subsidiaries; (c) notify the Company promptly after receipt of any material communication (written or oral) between SciVac or any of the SciVac Subsidiaries, on the one hand, and any Healthcare Regulatory Authority, on the other hand, and before giving any material submission to any Healthcare Regulatory Authority; and (d) take no action that would reasonably be likely to (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

4.4     Negative Covenants of SciVac.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 6.1, unless the prior written consent of the Company shall have been obtained (which consent shall not be unreasonably withheld, conditioned or delayed), except as set forth in Section 4.4 of the SciVac Disclosure Schedule, except as otherwise expressly contemplated herein, and except as required by applicable Law, SciVac covenants and agrees that it will not do or agree or commit to do, or permit any of the SciVac Subsidiaries to do or agree or commit to do, any of the following:

(a)     amend the Organizational Documents of any SciVac Entity;

(b)     incur any debt obligation or other obligation for borrowed money (other than (i) indebtedness of one wholly owned SciVac Entity to another wholly owned SciVac Entity and (ii) trade payables incurred in the ordinary course of business), or impose, or suffer the imposition, on any material Asset of any SciVac Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the SciVac Disclosure Schedule);

(c)     repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under the SciVac Option Plan), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any SciVac Entity;

(d)     (i) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional SciVac Common Shares (other than in connection with the replacement of certificates evidencing SciVac Common Shares, which certificates were lost or destroyed) or any other capital stock of any SciVac Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right, (ii) accelerate the exercisability of any share of restricted stock, option, warrant or other right to purchase shares of SciVac Common Shares or any other capital stock of any SciVac Entity or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of the capital stock of any SciVac Entity (other than any dividend or distribution payable by any SciVac Subsidiary to another SciVac Subsidiary or to SciVac);

(e)     adjust, split, combine or reclassify any capital stock of any SciVac Entity or issue or authorize the issuance of any other securities in respect of or in substitution for SciVac Common Shares, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any SciVac Subsidiary (unless any such shares of stock are sold or otherwise transferred to another wholly owned SciVac Entity) or (ii) any Asset having a book value in excess of $150,000 other than in the ordinary course of business consistent with past practice and other than its proprietary interest in the SciVac S-Graft product;

(f)     (i) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three (3) years or less, purchase any securities or make any material investment, whether by purchase of stock or securities, contributions to capital, Asset transfers, loans or advances, or purchase of any Assets, in any Person other than a wholly owned SciVac Subsidiary, or otherwise acquire direct or indirect control over any Person or (ii) merge, consolidate or adopt a plan of liquidation;

(g)     (i) enter into any new line of business or into any new commercial territory outside of the United States or make or agree to make any new capital expenditures that, in the aggregate, are in excess of $150,000 or (ii) dispose of, grant, obtain or permit to lapse any material rights in any Intellectual Property or dispose of or disclose to any Person, except pursuant to confidentiality obligations or requirements of Law, other than to Representatives of the Company, any material Trade Secret;

(h)     (i) except as required by the terms of any Plan or Contract (as in effect on the date hereof) or pursuant to requirements of Law, (A) increase the benefits available to any current or former executive officer or director; (B) increase the base salary, wages or bonus opportunity of any current or former executive officer or director of any SciVac Entity, except for an increase in bonus of not more than ten percent (10%) of the target bonus set forth in any employment agreement or established by the board of directors or any committee thereof for any current employee, executive officer or director in the ordinary course of business consistent with past practice; or (C) grant any severance, bonus, termination pay, equity or equity-based awards to any current or former executive officer or director of any SciVac Entity other than as required by any employment agreement or pursuant to any Plan established prior to the date of this Agreement; (ii) establish, adopt, amend or terminate any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, or any Plan, except as required to comply with requirements of Law; (iii) terminate without “cause” any executive officer; (iv) except for the hiring or engagement of non-officer employees or individual independent contractors who have aggregate annual compensation that is not in excess of $200,000, hire or engage any employee or individual independent contractor of any SciVac Entity; or (v) forgive or discharge in whole or in part any outstanding loans or advances to any present or former director, officer, employee, individual consultant or independent contractor of any SciVac Entity;

(i)     (i) make or change any material Tax election, (ii) file any materially amended Tax Return, (iii) settle any material Tax claim or assessment relating to the SciVac Entities, or (iv) surrender any right to claim a refund of material Taxes;

(j)     make any material change in any accounting methods or policies or systems of internal accounting controls, except as may be required by changes in statutory or regulatory accounting rules or IFRS or regulatory requirements with respect thereto;

(k)     except to the extent expressly permitted by Section 4.9, take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 5 not being satisfied;

(l)     except in the ordinary course of business, enter into, modify, amend or terminate any SciVac Material Contract or waive, release, compromise or assign any material rights or claims with respect to any SciVac Material Contract;

(m)     commence, settle or compromise any pending or threatened Litigation except with respect to compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $50,000 individually or $100,000 in the aggregate;

(n)     pay, discharge or satisfy any material Liabilities, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business consistent with past practice;

(o)     terminate or allow to lapse, or modify in any material respect, any material insurance policy;

(p)     take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(q)     agree or commit to do any of the foregoing.

4.5     Notification of Certain Matters.

(a)     Each Party agrees to promptly notify the other Parties upon becoming aware of (i) any notice or other communication from any Person alleging that the consent of such Person may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and (iii) any Litigation instituted or threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against such Party or any its directors, officers or Affiliates, including by any stockholder of such Party, before any Governmental Entity, relating to or involving or otherwise affecting such Party or any of its Subsidiaries, which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or relating to this Agreement or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions. The other Parties shall have the right to be consulted with respect to the defense of any such Litigation; provided, that subject to Section 4.17, the Party against whom the Litigation has been instituted or threatened shall retain the sole right and complete discretion to determine its own course of conduct with respect to any such Litigation.

(b)     Each Party agrees to promptly notify the other Parties upon becoming aware of (i) any facts or circumstances which could result in a decision from a court, patent office or other regulatory agency rendering any of such Party’s Intellectual Property invalid or unenforceable or (ii) any facts or circumstances, that would, or would reasonably be expected to, affect the validity or enforceability of any of such Party’s Intellectual Property or impair or constitute a Lien on such Party’s ability to transfer any of such Party’s Intellectual Property.

4.6     No Control of Other Party’s Business; Other Actions.

Nothing contained in this Agreement is intended to give either party the right to control or direct any of the other Party’s operations prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective business, assets and operations.

4.7     Preparation of Proxy Statement/Prospectus and Registration Statement; Company Stockholders’ Meeting.

(a)     Subject to Section 4.9, as promptly as practicable after the execution of this Agreement, SciVac and the Company shall cooperate in preparing, and the Company shall file with the SEC, the Proxy Statement (when included in the Registration Statement as a prospectus, including any amendments or supplements, the “Proxy Statement/Prospectus”) and SciVac shall prepare, together with the Company, and file with the SEC, the Registration Statement. Each of SciVac and the Company shall also prepare and file with the SEC any other document, schedule or statement required to be filed by such Party (a “Required Filing”). Each of SciVac and the Company shall promptly provide to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus, Registration Statement and any Required Filing pursuant to this Section 4.7, or in any amendments or supplements thereto, and shall cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Proxy Statement/Prospectus, Registration Statement and any Required Filing. Each of the Company and SciVac shall use its reasonable best efforts to cause the Proxy Statement/Prospectus and Registration Statement, respectively, to be filed with the SEC not later than the date that is forty-five (45) calendar days after the date hereof. SciVac and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. The Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its shareholders as promptly as practicable after the Registration Statement becomes effective. The Parties shall promptly provide copies, consult with each other and cooperate in the preparation of written responses with respect to any written comments received from the SEC with respect to the Proxy Statement/Prospectus, the Registration Statement or any Required Filing and promptly advise one another of any oral comments received from the SEC. The Registration Statement, the Proxy Statement/Prospectus and any Required Filing shall, at the time of the Company Stockholders’ Meeting comply as to form in all material respects with the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder. The Company shall retain a proxy solicitor on terms reasonably acceptable to SciVac in connection with the solicitation of the Required Company Vote.

(b)     SciVac and the Company shall make all required filings with respect to the Merger and the transactions contemplated hereby under all applicable Securities Laws, including without limitation the Securities Act and the Exchange Act, the rules of the TSX, the rules of any stock exchange on which SciVac’s securities or the Company’s securities are listed, applicable state and Canadian provincial securities and “blue sky” Laws and any applicable foreign securities Laws or with any foreign securities authorities. Each Party will advise the other, promptly (but in any event within one (1) Business Day) after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the SciVac Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the SEC for amendment of the Proxy Statement/Prospectus, the Registration Statement or any Required Filing or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Required Filing shall be filed without the approval of both SciVac and the Company, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that with respect to documents filed by a Party which are incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any Required Filing, this right of approval shall apply only with respect to information relating to the other Parties or its business, financial condition or results of operation. If at any time prior to the Effective Time, any information relating to SciVac, Sub or the Company, or any of their respective Affiliates, officers or directors, should be discovered by SciVac or the Company that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Required Filing, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly (but in any event within one (1) Business Day) notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.

(c)     The Company shall cause the Company Stockholders’ Meeting to be duly called and held as soon as reasonably practicable after the SEC declares the Registration Statement effective for the purpose of obtaining the Required Company Vote. In connection with such meeting, the Company will (i) use its reasonable best efforts to obtain the Required Company Vote and (ii) otherwise comply with all legal requirements applicable to such meeting.

(d)     Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party specifically for inclusion or incorporation in the Registration Statement, at the time the Registration Statement is declared effective by the SEC, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party to the Company specifically for inclusion in the Proxy Statement/Prospectus, on the date the Proxy Statement/Prospectus is first mailed to the stockholders of the Company, at the time of the Company Stockholders’ Meeting and at the Effective Time, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party specifically for inclusion or incorporation in any Required Filing, at the time any such Required Filing is filed with the SEC, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(e)     The Company and SciVac shall cooperate with each other and each shall use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under this Agreement in connection with the Merger and the other transactions contemplated hereby as soon as practicable, including, without limitation, preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings, and all other Consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained.

4.8     Preparation of SciVac Circular; SciVac Shareholders Meeting.

(a)     Subject to Section 4.9, SciVac shall prepare the SciVac Circular in compliance with applicable Securities Laws and file the SciVac Circular in all jurisdictions in which the same is required to be filed and mail the same in accordance with applicable Laws in all jurisdictions where the same is required. SciVac shall use its reasonable best efforts to cause the SciVac Circular to be filed with all such jurisdictions not later than the date that is forty-five (45) calendar days after the date hereof. SciVac shall use its reasonable best efforts to cause the SciVac Circular to be mailed to its shareholders as promptly as practicable following its filing in all jurisdictions where the same is required.

(b)     SciVac shall cause the SciVac Meeting to be duly called and held as soon as reasonably practicable after the filing of the SciVac Circular in all jurisdictions where the same is required for the purpose of obtaining the SciVac Shareholder Approval. In connection with such meeting, SciVac will (i) use its reasonable best efforts to obtain the SciVac Shareholder Approval and (ii) otherwise comply with all legal requirements applicable to such meeting.

(c)     Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party specifically for inclusion or incorporation in the SciVac Circular does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party to SciVac specifically for inclusion in the SciVac Circular, on the date on which it is first mailed to the shareholders of SciVac, at the time of the SciVac Meeting and at the Effective Time, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.9     No Solicitation.

(a)     Neither the Company nor SciVac shall, nor shall it authorize or permit any of its Affiliates to, and shall not authorize or permit its and its Affiliates’ respective Representatives to, directly or indirectly (i) solicit, initiate or knowingly encourage or otherwise take any action to facilitate any inquiries regarding, or the making of, any proposal or offer that constitutes, or may reasonably be expected to lead to, the submission of any Acquisition Proposal, or, (ii) subject to Section 4.9(b), conduct or engage in any discussions or negotiations with, disclose any non-public information relating to it or any of its Subsidiaries to, afford access to the Assets of it or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Acquisition Proposal, or (iii) subject to Section 4.9(b), approve, endorse or recommend any Acquisition Proposal, or (iv) subject to Section 4.9(b), enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract (in each case, whether or not binding) relating to any Acquisition Proposal (each, an “Acquisition Agreement”), or (v) subject to Section 4.9(b), grant any waiver, amendment or release under any standstill or confidentiality agreement or any Anti-takeover Laws or otherwise fail to enforce any of the foregoing (it being understood that the Company and SciVac, as applicable, shall immediately take all steps within its power necessary to terminate any waiver that may have been heretofore granted, to any Person other than the Company or any of its Affiliates or SciVac or any of SciVac’s Affiliates (as applicable), under any such provisions), or (vi) resolve or agree to do any of the foregoing. Subject to Section 4.9(b), neither (x) the Company Board nor any committee thereof shall make, withdraw, amend, modify or materially qualify, in a manner adverse to SciVac or Sub, the Company Board Recommendation nor (y) the SciVac Board nor any committee thereof, shall make, withdraw, amend, modify or materially qualify, in a manner adverse to the Company, the SciVac Board Recommendation, or (in the case of either the Company Board or any committee thereof or the SciVac Board or any committee thereof) recommend an Acquisition Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock or SciVac Shares within five (5) Business Days after the commencement of such offer, or (in the case of the Company Board or any committee thereof) make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions, or (in the case of the SciVac Board or any committee thereof) make any public statement inconsistent with the SciVac Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Change of Recommendation”). Each of the Company and SciVac shall, and shall cause its Affiliates to, cease immediately and cause to be terminated, and shall not authorize or permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of (x) the Company or any of its Subsidiaries or (y) SciVac or any of its Subsidiaries, as applicable, that was furnished by or on behalf of the Company and its Affiliates or SciVac and its Affiliates, as applicable, to return or destroy (and confirm destruction of) all such information, subject to Section 4.9(b), and shall terminate access of all Persons (other than SciVac, the Company and their respective Affiliates and Representatives) to any “data room” with respect to any Acquisition Proposal.

(b)     Provided that the Company or SciVac, as applicable, has complied with Section 4.9(a), prior to the receipt of, in the case of the Company, the Required Company Vote, or, in the case of SciVac, the SciVac Shareholder Approval, the Company Board or the SciVac Board, as applicable, directly or indirectly through any Representative, may, subject to Section 4.9(c), (i) participate in negotiations or discussions with any third party that has made a bona fide, unsolicited Acquisition Proposal that the Company Board or the SciVac Board, as applicable, determines in good faith, after consultation with the Company’s or SciVac’s (as applicable) outside legal counsel and financial advisors, constitutes or could reasonably be expected to result in a Superior Proposal, or (ii) furnish to such third party information relating to (x) the Company or any of its Subsidiaries or (y) SciVac or any of its Subsidiaries, as applicable; provided, that all such information provided to such Person has previously been provided to (x) SciVac or is provided to SciVac (in the case of disclosure by the Company) contemporaneously with the provision to such other Person or (y) the Company or is provided to the Company (in the case of disclosure by SciVac) contemporaneously with the provision to such Person, but in each case referred to in the foregoing clauses (i) and (ii), (A) only if the Company Board or the SciVac Board, as applicable, determines in good faith, after consultation with the Company’s or SciVac’s (as applicable) outside legal counsel, that the failure to take such action would be inconsistent with the Company Board’s or the SciVac Board’s (as applicable) fiduciary duties under applicable Law and (B) such third party executes a confidentiality agreement that constitutes an Acceptable NDA. Nothing contained in this Section 4.9 shall prevent the Company Board or the SciVac Board from disclosing to the Company’s shareholders or SciVac’s shareholders, respectively, a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or, in the case of SciVac, any similar Canadian Law) with regard to an Acquisition Proposal, if the Company Board or the SciVac Board, as applicable, determines in good faith, after consultation with the Company’s or SciVac’s (as applicable) outside legal counsel, that failure to disclose such position would result in a violation of applicable Law. Any public disclosure by the Company or SciVac relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or, in the case of SciVac, any similar Canadian Law) shall be deemed to be a Change of Recommendation unless the Company Board or the SciVac Board, as applicable, expressly publicly reaffirms its approval or recommendation of this Agreement and the Merger in such disclosure, or in the case of a “stop, look and listen” or similar communication, in a subsequent disclosure on or before the earlier of (i) the last day of the ten (10) business day period under Rule 14d-9(f) under the Exchange Act and (ii) two (2) Business Days before, in the case of the Company, the Company Stockholders’ Meeting or, in the case of SciVac, the SciVac Meeting.

(c)     The Company shall notify SciVac, and SciVac shall notify the Company, as applicable, promptly (but in any event within twenty-four (24) hours and prior to engaging in any of the actions under Section 4.9(b)) of (i) any Acquisition Proposal, (ii) any initial request for non-public information concerning the Company or any Company Subsidiary or SciVac or any SciVac Subsidiary, as applicable, related to, or from any Person or group who would reasonably be expected to make an Acquisition Proposal, or (iii) any initial request for discussions or negotiations related to any Acquisition Proposal. In such notice, the Company or SciVac, as applicable, shall identify the third party making, and details of the material terms and conditions of, any such Acquisition Proposal, request, or inquiry and provide copies of any written proposals, draft agreements and all draft or executed financing commitments and related documentation. The Company or SciVac, as applicable, shall keep the other promptly informed of the status of any such Acquisition Proposal, including any changes to the timing, amount or form of consideration, conditionality or other material terms of (or any other material developments with respect to) any Acquisition Proposal, request, or inquiry including by promptly, and in any event no later than forty-eight (48) hours after receipt by the Company or any of its Representatives or SciVac or any of its Representatives, as applicable, providing to SciVac or the Company, as applicable, copies of any additional or revised written proposals, requests, inquiries, draft agreements and all draft or executed financing commitments and related documentation. Each of the Company and SciVac agrees that it and its Representatives will not enter into any agreement with any Person subsequent to the date hereof that prohibits it from providing any information or materials to the Company or SciVac, as applicable, in accordance with, or otherwise complying with, this Section 4.9.

(d)     Except as set forth in this Section 4.9(d), neither the Company Board nor the SciVac Board shall make any Change of Recommendation or enter into (or permit any Company Subsidiary or SciVac Subsidiary, as applicable to enter into) an Acquisition Agreement. Notwithstanding the foregoing and provided that the Company and SciVac, as applicable, have complied with all of their respective obligations set forth in this Section 4.9, at any time prior to, in the case of the Company, the receipt of the Required Company Vote and, in the case of SciVac, the receipt of the SciVac Shareholder Approval, the Company Board or the SciVac Board may, in response to a Superior Proposal, make a Change of Recommendation or enter into (or permit any Company Subsidiary or SciVac Subsidiary, as applicable, to enter into) an Acquisition Agreement if, (i) the Company Board or the SciVac Board, as applicable, prior to effecting the Change of Recommendation, provides SciVac or the Company, respectively, five (5) Business Days prior written notice of its intention to take such action, which notice shall include a description in reasonable detail of such Superior Proposal, (ii) the Company or SciVac, as applicable, is and remains in compliance with this Section 4.9; (iii) during the five (5) Business Days following such written notice, (x) the Company Board and, if requested by SciVac, its Representatives or (y) the SciVac Board and, if requested by the Company, its Representatives, as applicable, have negotiated in good faith with SciVac or the Company, respectively, regarding any revisions to the terms and conditions of the transactions contemplated by this Agreement, including the Merger; and (iv) at the end of the five (5) Business Day period described in the foregoing clause (iii), the Company Board or the SciVac Board, as applicable, concludes in good faith, after consultation with the Company’s or SciVac’s (as applicable) outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement which SciVac or the Company, as applicable, has proposed), that such Acquisition Proposal (if any) continues to constitute a Superior Proposal and the failure to make a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law. Any material change to the terms, facts and circumstances relating to the Superior Proposal will be deemed to be a new Superior Proposal, as applicable, for purposes of this Section 4.9 and the Company or SciVac, as applicable, shall be required to comply again with the requirements of this Section 4.9(d).

(e)     For purposes of this Agreement, (i) ”Acquisition Proposal” means any offer or proposal made by a Person or group at any time after the date hereof that would result in such Person or group acquiring, directly or indirectly, beneficial ownership (with respect to securities, within the meaning of Section 13(d) of the Exchange Act) of at least twenty (20%) (based on the fair market value thereof) of the Assets of, equity interest in, or business of, (x) the Company and the Company Subsidiaries, taken as a whole, or (y) SciVac and the SciVac Subsidiaries, taken as a whole, pursuant to a merger, reorganization, recapitalization, consolidation, license, share exchange, business combination, tender offer, sale of shares of capital stock, sale of assets or other similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger, and (ii) ”Superior Proposal” means any Acquisition Proposal that if consummated would result in a Person or group owning, directly or indirectly, (A) fifty percent (50%) or more of all classes of outstanding equity securities of (x) the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity or (y) SciVac or of the surviving entity in a merger involving SciVac or the resulting direct or indirect parent of SciVac or such surviving entity or (B) fifty percent (50%) or more (based on the fair market value thereof) of the Assets of (x) the Company and the Company Subsidiaries (including capital stock of the Company Subsidiaries), taken as a whole, or (y) SciVac and the SciVac Subsidiaries (including capital stock of the SciVac Subsidiaries), taken as a whole, which, in the case of either the immediately preceding clauses (A) and (B) the Company Board (with respect to the Company) or the SciVac Board (with respect to SciVac) determines in good faith (after consultation with its outside legal counsel and financial advisors) is superior, from a financial point of view, to this Agreement and the Merger, taking into account all financial, legal, regulatory and other aspects of such proposal and of this Agreement (including the relative risks of non-consummation and any changes to the terms of this Agreement proposed by SciVac to the Company or by the Company to SciVac, as applicable).

4.10     Access to Information.

(a)     Upon reasonable notice, each Party shall (and shall cause its subsidiaries to) afford to the other Parties and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all its officers, employees, properties, offices, plants and other facilities and to all books and records, including financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared, and, during such period, each Party shall (and shall cause its Subsidiaries to) furnish promptly to the other Party and its Representatives, consistent with its legal obligations, all other information concerning its business, properties and personnel as such Person may reasonably request. Each Party shall maintain the electronic data room assembled and made available to the other Parties prior to the date hereof until the Effective Time, and shall not revoke the other Parties’ or their respective Representatives’ access thereto or delete any materials therefrom prior to the Effective Time without the other Parties’ prior consent (such consent not to be unreasonably withheld, conditioned or delayed).

(b)     Each Party hereto will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of that certain confidentiality agreement, dated February 25, 2015 (the “Confidentiality Agreement”), between the Company and SciVac Ltd. No investigation by any Party shall diminish, obviate or prevent any Party’s reliance upon any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.

4.11     Antitrust Notification; Consents; Reasonable Best Efforts.

(a)     Each Party hereto shall file or cause to be filed with (i) the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act and (ii) to the extent required, the appropriate Governmental Entity all filings required to be filed under any foreign Antitrust Law (“Foreign Antitrust Filings”), in each case in accordance with the applicable rules and regulations promulgated under the relevant Law, with respect to the transactions contemplated hereby. Each Party hereto will use reasonable best efforts to make the filing under the HSR Act and any additional Foreign Antitrust Filings as promptly as reasonably practicable after the date hereof. Each Party hereto will use reasonable best efforts to respond on a timely basis to any requests (formal or informal) for additional information made by any such agency. The administrative filing fees payable under the HSR Act by SciVac and the Company shall be borne fifty percent (50%) by SciVac and fifty percent (50%) by the Company.

(b)     The Company and SciVac shall cooperate with each other and each shall use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as soon as practicable, including, without limitation, preparing and filing as soon as practicable all documentation to effect all necessary undertakings, notices, reports and other filings and to obtain as soon as practicable all Governmental Approvals, and all other Consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity or other third party in order to consummate the Merger or any of the other transactions contemplated hereby, including with or from any works council, labor union or similar entity or governing body. Notwithstanding the immediately preceding sentence or anything to the contrary in this Agreement, no Party shall be required to sell, hold separate, divest, or otherwise dispose of any of its Assets, or agree to conduct its business in a particular manner, in order to resolve any objections or suits (or threatened suits) that may be asserted by a Governmental Entity or other third party with respect to the Merger or the other transactions contemplated hereby as violative of any Antitrust Law. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege (collectively, “Legal Privilege”), SciVac and the Company shall use reasonable best efforts to collaborate in reviewing and commenting on in advance, and to consult the other on, information relating to SciVac or the Company, as the case may be, and any of their respective Subsidiaries, that appears in (i) any filing made with, (ii) written materials submitted to, or (iii) oral statements made to, any Governmental Entity or other third party in connection with the Merger and the other transactions contemplated hereby. In connection with such collaboration, each of SciVac and the Company shall act reasonably and as promptly as practicable. SciVac and the Company will communicate with any governmental antitrust authority in respect of the transactions contemplated by this Agreement (other than communications that are not material or relate only to administrative matters) only after having consulted with the other’s advisors in advance and having taken into account any reasonable comments and requests of the other Party and its advisors. Where permitted by the governmental antitrust authority, SciVac and the Company will allow the other’s advisers to attend all meetings with any governmental antitrust authority or participate in any telephone calls or other such communications (other than meetings, telephone calls or communications that are not material or relate only to administrative matters).

(c)     Subject to applicable Laws and the preservation of any applicable Legal Privilege, SciVac and the Company each shall, upon request by the other, use reasonable best efforts to cooperate in obtaining, and furnish the other with all information concerning itself, the Subsidiaries, directors, officers, shareholders and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement, the SciVac Circular, any Required Filing or any other statements, filings, Governmental Approvals, notices or applications made by or on behalf of the Company, SciVac or any of their respective Subsidiaries to any Governmental Entity or other third party in connection with the Merger and the other transactions contemplated hereby.

(d)     Subject to any confidentiality obligations and the preservation of any Legal Privilege, SciVac and the Company each shall use reasonable best efforts to keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by SciVac or the Company, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity or other third party with respect to the Merger and the other transactions contemplated hereby.

(e)     Subject to the provisions of Sections 4.9, and 4.10(b), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of SciVac, Sub and the Company shall cooperate with each other and use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

4.12     Filing with State Office.

Upon the terms and subject to the conditions of this Agreement, Sub and the Company shall execute and file the Certificate of Merger with the office of the Secretary of State of the State of Delaware in connection with the Closing.

4.13     Directors’ and Officers’ Indemnification and Insurance.

(a)     For purposes of this Section 4.13, (i) ”Indemnified Person” shall mean any person who is now, or has been at any time prior to the Effective Time, an officer or director of SciVac or the Company or who was serving at the request of SciVac or the Company as an officer or director of another corporation, joint venture or other enterprise, and (ii) ”Proceeding” shall mean any claim, action, suit, proceeding or investigation, whether or not such claim, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b)     From and after the Effective Time, SciVac and the Surviving Corporation shall (i) indemnify and hold harmless against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, and provide advancement of expenses to, all Indemnified Persons to the fullest extent permitted under applicable Law, the SciVac Organizational Documents and the Company Organizational Documents, and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company Organizational Documents immediately prior to the Effective Time and the SciVac Organizational Documents and ensure that the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and the Company Subsidiaries than are presently set forth in the Company Organizational Documents. Any right of indemnification of an Indemnified Person pursuant to this Section 4.13(b) shall not be amended, repealed or otherwise modified at any time until six (6) years from the Effective Time in a manner that would adversely affect the rights of such Indemnified Person as provided herein except as required by applicable Law. Without limiting the foregoing, in any case in which approval by SciVac or the Surviving Corporation is required to effectuate any indemnification or advancement of expenses, SciVac or the Surviving Corporation, as applicable, shall direct, at the election of the Indemnified Person, that the determination of any such approval shall be made by independent counsel mutually agreed upon between SciVac and the Indemnified Person.

(c)     For a period of six (6) years from the Effective Time, SciVac shall maintain in effect for SciVac and the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Person on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, that SciVac may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable to any Indemnified Person; provided further, that in satisfying their obligation under this Section 4.13(c), SciVac shall not be obligated to pay for coverage for any 12-month period with aggregate premiums for insurance in excess of 200% of the amount (the “Annual Amount”) payable by SciVac or the Company for 12 months of coverage under its existing directors’ and officers’ liability insurance policies, it being understood and agreed that SciVac shall nevertheless be obligated to provide such coverage as may be obtained for 200% of the Annual Amount. SciVac will cause such policies to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation. In lieu of maintaining such policies, the Surviving Corporation may purchase, at the Effective Time, tail policies to the current directors’ and officers’ liability insurance policies maintained at such time by the Company or SciVac, as applicable, which tail policies (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies; provided, that the Surviving Corporation shall not be obligated to pay for coverage for any 12-month period with aggregate premiums for insurance in excess of 200% of the Annual Amount, it being understood and agreed that the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for 200% of the Annual Amount.

(d)     Subject to applicable Law, the rights of any Indemnified Person under this Section 4.13 shall be in addition to any other rights such Indemnified Person may have under the certificate of incorporation or bylaws of SciVac, the Surviving Corporation or any of the Company Subsidiaries or SciVac Subsidiaries under the DGCL or otherwise. The provisions of this Section 4.13 shall survive the consummation of the Merger for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and personal representatives; provided, that in the event that any claim or claims for indemnification set forth in Section 4.13 are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

4.14     Press Releases.

The initial press release concerning the Agreement and the Merger shall be a joint release and, thereafter, so long as this Agreement is in effect, none of SciVac, Sub or the Company will disseminate any press release or other public disclosure materially related to this Agreement, the Merger or any other transaction contemplated hereby, without the prior consent of the other Parties hereto; provided, that nothing in this Section 4.14 shall be deemed to prohibit any Party from making any disclosure that its outside legal counsel deems required by Law or the rules or regulations of any applicable securities exchange or Governmental Entity to which the relevant Party is subject or submits, wherever situated, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow each other Party reasonable time to comment on such release or announcement in advance of such issuance provided, further, that each of SciVac and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by SciVac and the Company and do not reveal material, non-public information regarding the other Parties.

4.15     Takeover Laws; Charter Provisions; No Rights Plan.

(a)     The Company and the Company Board shall take all actions as may be necessary to ensure that no Anti-takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

(b)     The Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Company Organizational Documents or restrict or impair the ability of SciVac or any of the SciVac Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of the Company that may be directly or indirectly acquired or controlled by them.

(c)     From the date hereof through the earlier of termination of this Agreement and the Effective Time, the Company will not adopt, approve or agree to adopt, a rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in the Company Organizational Documents that is, or at the Effective Time shall be, applicable to the Company, the Company Common Stock, the Company Convertible Preferred Stock, the Merger or the other transactions contemplated by this Agreement.

4.16     Employee Benefits and Contracts.

As of the Effective Time (and for at least six months thereafter), SciVac shall provide, and cause the Surviving Corporation to provide, pension, welfare and fringe benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) to the employees of the Company and the Company Subsidiaries which when taken as a whole are substantially similar to the pension, welfare and fringe benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) that are provided to such employees pursuant to Plans on the date of this Agreement. Nothing herein shall require SciVac to continue any particular Plan or benefit or prevent SciVac from terminating (or causing the termination of) the employment of any employee of the Company or any Company Subsidiary at any time after the Closing Date for any reason (or no reason). The provisions of this Section 4.16 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to constitute an amendment to any Plan or create any right or cause of action in or on behalf of any Person (including, for the avoidance of doubt, any current or former employees, officers, directors or consultants of the Company or any of the Company Subsidiaries), other than the parties hereto.

4.17     Shareholder Litigation.

Each of the Company and SciVac shall keep the other Parties hereto informed of, and cooperate with such Parties in connection with, any shareholder litigation or claim against such Party and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, that, notwithstanding any contrary provision of Section 4.3, no settlement in connection with such shareholder litigation shall be agreed to by the Company without SciVac’s prior written consent, and no settlement in connection with such shareholder litigation shall be agreed to by SciVac without the Company’s prior written consent.

4.18     NASDAQ; Post-Closing SEC Reports.

Prior to the Effective Time, the Company shall cooperate with SciVac and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the delisting by the Surviving Corporation of the Company Common Stock from the NASDAQ and the deregistration of the Company Common Stock under the Exchange Act, in each case, promptly after the Effective Time. SciVac will use reasonable efforts to cause the Surviving Corporation to file with the SEC (a) a Form 25 on the Closing Date, or as soon as reasonably practicable thereafter, following the Closing and (b) a Form 15 on the first business day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Surviving Corporation is reasonably likely to be required to file any reports pursuant to the Exchange Act during the Delisting Period, the Company will deliver to SciVac at least five (5) business days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing SEC Reports”). The Post-Closing SEC Reports provided by the Company pursuant to this Section 4.18 will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Laws.

4.19     FIRPTA Company Certificate.

Prior to the Effective Time, the Company shall execute and deliver to SciVac and Sub a certificate (in a form reasonably acceptable to SciVac and Sub) conforming to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), as well as any other documentation requested by SciVac to establish that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code.

4.20     Section 16 Matters.

The Company Board or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of the Company of Company Common Stock, Company Options or other equity securities of the Company pursuant to the Merger or the other transactions contemplated by this Agreement is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act and shall take all such reasonable steps as may be required to cause such dispositions to be so exempt. The SciVac Board or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders (as defined below) of SciVac Common Shares or other equity securities of SciVac pursuant to the Merger or the other transactions contemplated by this Agreement (to the extent such equity securities are listed in the Section 16 Information, as defined below) is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Section 4.20, the term “Company Insiders” means those officers and directors of the Company who are currently subject to or will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of SciVac in conjunction with the Merger, and the term “Section 16 Information” means information provided by Company that is accurate in all respects regarding Company Insiders and the number of shares of SciVac Common Shares or other SciVac equity securities to be acquired by each such Company Insider in connection with the Merger and other transactions contemplated by this Agreement.

4.21     Governance Matters.

The Company and SciVac shall take all reasonable action to cause, effective at the Effective Time, the resignations of all such directors and officers of the Company, SciVac and the Subsidiaries as shall not be continuing as such following the Effective Time.

4.22     SEC Reports.

During the period prior to the Effective Time, the Company shall continue to timely file or furnish all forms, reports, statements, schedules and other materials with the SEC required to be filed or furnished pursuant to the Exchange Act or other federal or applicable foreign securities Laws.

4.23     TSX Reports.

During the period prior to the Effective Time, SciVac shall continue to timely file or furnish all forms, reports, statements, schedules and other materials with the CSA required to be filed or furnished pursuant to the British Columbia Securities Act, Canadian securities Laws or other applicable foreign securities Laws.

4.24     Exchange Listing.

Within ten (10) days following the date hereof, SciVac shall file an initial listing application, together with all applicable supporting documentation, with NASDAQ or the New York Stock Exchange and shall otherwise use its reasonable best efforts to obtain the listing and admission for trading at or prior to the Effective Time of the SciVac Common Shares, including, for the avoidance of doubt, the SciVac Common Shares issued as Merger Consideration, on any such exchange (the “Exchange Listing”).

4.25     Voting and Support Agreements.

On or prior to the date hereof, those Persons identified on Schedule 4.25 shall have entered into voting and support agreements, which shall be in the form of Exhibit D-1 with respect to Persons holding Company Common Stock and in the form of Exhibit D-2 with respect to Persons holding SciVac Common Shares, which, in each case, among other things, set forth such Persons’ respective agreements to vote in favor of, as applicable, the Merger and the other transactions contemplated hereby.

4.26     SciVac Board of Directors.

The SciVac Board shall take such action as required such that, effective as of the Effective Time, the SciVac Board shall comprise a total of seven members, each of whom is identified on Schedule 4.26 and each of whom shall hold office as a director of SciVac until the next annual meeting of SciVac and until such person’s successor is duly qualified and elected.

4.27     Officers of SciVac.

At the Effective Time, the newly constituted SciVac Board shall duly appoint the following persons to serve in the offices of SciVac as follows (collectively, the “Key Employees”): Jeff Baxter, President and Chief Executive Officer; Dr. David Anderson, Ph.D., Chief Scientific Officer; and Dr. Curtis A. Lockshin, Chief Technology Officer; each of whom shall hold such office until such person’s earlier resignation or removal, subject to and in accordance with their respective employment agreements with SciVac.

4.28     New SciVac Equity Incentive Plan.

The SciVac Board shall duly approve and adopt the New SciVac Equity Incentive Plan and grants of restricted stock awards thereunder for a total of 50,000,000 SciVac Common Shares to be issued to the persons and pursuant to the allocations set forth on Schedule 4.28 at the Closing, prior to sending the SciVac Circular to the shareholders of SciVac.

4.29     Lock-Up/Leak-Out Agreements.

Certain pre-Merger shareholders of SciVac and the Company mutually agreed upon by SciVac and the Company shall have executed lock-up/leak-out agreements, in form and substance reasonably acceptable to the Company and SciVac, and subject to any other terms or conditions that an underwriter or placement agent in the Capital Raising Transaction may require, restricting such shareholders’ respective sales, transfers or other dispositions of SciVac Common Shares during the period from the date of this Agreement until the earlier of (i) one hundred and eighty 180 days following the Effective Time and (ii) termination of this Agreement in accordance with its terms.

4.30     DNASE License.

At or prior to the Effective Time, SciVac shall enter into a license agreement (the “DNASE License”) with OPKO Health, Inc. or an Affiliate thereof (“Licensee”), pursuant to which SciVac shall grant Licensee an exclusive license in respect of the Licensed Technology and the Licensed Patents to research, develop, manufacture, use, sell, offer for sale, import, export and distribute Products on substantially identical terms to those granted to SciVac under the CLS License; provided, that the DNASE License shall additionally provide for (i) the transfer by SciVac to Licensee of (x) all data possessed by SciVac in respect of the Licensed Technology and (y) the active pharmaceutical ingredient in respect of the Licensed Technology and (ii) the payment by Licensee to SciVac of a royalty equal to one percent of net sales of any Products. Capitalized terms used in this Section 4.30 and not defined herein shall have the respective meanings ascribed thereto in the CLS License.

4.31     New Trading Symbol.

Subject to receipt of the SciVac Shareholder Approval, including approval of the change of SciVac’s name to “VBI Vaccines Inc.”, SciVac shall obtain a new trading symbol on the TSX consistent with such name change, which shall become effective at the Effective Time or as soon thereafter as possible under applicable TSX rules and regulations.

Article 5
Conditions Precedent

5.1     Conditions to Obligations of Each Party.

The obligations of the Company, SciVac and Sub to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver (other than the Required Company Vote and SciVac Shareholder Approval, neither of which may be waived in any circumstance) on or prior to the Closing Date of the following conditions:

(a)     Company Shareholder Approval. The Company shall have obtained the Required Company Vote in connection with the approval and adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b)     SciVac Shareholder Approval. SciVac shall have obtained the SciVac Shareholder Approval.

(c)     TSX Approval. TSX Approval shall have been obtained.

(d)     Capital Raise. The Capital Raising Transaction shall have been consummated.

(e)     No Injunctions or Restraints, Illegality. No statute, rule, regulation, executive order, decree or ruling, shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger or the other transactions contemplated hereby illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated hereby; provided, that the provisions of this Section 5.1(e) shall not be available to any Party whose failure to fulfill its obligations pursuant to Section 4.11 shall have been the cause of, or shall have resulted in, such order or injunction.

(f)     Antitrust and Competition Laws. The waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated pursuant to this Agreement under the HSR Act shall have been terminated or shall have expired, and all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable under other Antitrust Laws of other jurisdictions as set forth on Section 5.1(f) of the Company Disclosure Schedule and Section 5.1(f) of the SciVac Disclosure Schedule, shall have been obtained.

(g)     Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity or any third party required in connection with the execution, delivery and performance of this Agreement and the other transactions contemplated hereby set forth on Section 5.1(g) of the Company Disclosure Schedule and Section 5.1(g) of the SciVac Disclosure Schedule shall have been duly obtained and shall be in full force and effect on the Closing Date.

(h)     Listing. The Exchange Listing shall have been obtained, and the SciVac Common Shares to be issued in the Merger shall have been approved for quotation or listing, as the case may be, on the exchange for which the Exchange Listing has been obtained (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

(i)     Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC.

(j)     SciVac Canadian Offer. The SciVac Canadian Offer shall have been completed in accordance with its terms.

(k)     DNASE License. SciVac and the Licensee shall have entered into the DNASE License.

5.2     Conditions to Obligations of SciVac and Sub.

The obligations of SciVac and Sub to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction, or waiver by SciVac, on or prior to the Closing Date, of the following additional conditions:

(a)     Representations and Warranties. The representations and warranties of the Company set forth in Article 2 of this Agreement shall be true and correct in all material respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially” used with respect to the Company or a Company Subsidiary (each, a “Company Materiality Qualifier”)) when made and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of such date), provided, that the representations and warranties of the Company set forth in Sections 2.1, 2.2, 2.3(b), 2.4(a)(i) and (iii), 2.6, 2.34 and 2.35 shall be true and correct in all respects (without giving effect to any Company Materiality Qualifier), when made and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date). SciVac shall have received a certificate of an executive officer of the Company to such effect.

(b)     Performance of Obligations of the Company. The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. SciVac shall have received a certificate of an executive officer of the Company to such effect.

(c)     Conversion of Company Convertible Preferred Stock. All issued and outstanding shares of Company Convertible Preferred Stock shall have been converted into shares of Company Common Stock.

5.3     Conditions to Obligations of the Company.

The obligations of the Company to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a)     Representations and Warranties. The representations and warranties of SciVac and Sub set forth in Article 3 of this Agreement shall be true and correct in all material respects (without giving effect to any limitation indicated by the words “SciVac Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially” used with respect to SciVac, the SciVac Subsidiaries or Sub (each, a “SciVac Materiality Qualifier”)) when made and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of such date), provided, that the representations and warranties of SciVac and Sub set forth in (i) Sections 3.1, 3.2, 3.3(b), 3.4(a)(i) and (iii), 3.6 and 3.34 shall be true and correct in all respects (without giving effect to any SciVac Materiality Qualifier), when made and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date). The Company shall have received a certificate of an executive officer of SciVac and Sub to such effect.

(b)     Performance of Obligations of SciVac. SciVac shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate of an executive officer of SciVac to such effect.

Article 6
Termination

6.1     Termination.

This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Required Company Vote or the SciVac Shareholder Approval (except as otherwise expressly noted):

(a)     by mutual written consent of SciVac and the Company, by action of their respective boards of directors;

(b)     by either the Company or SciVac if:

(i)     the Effective Time shall not have occurred on or before March 31, 2016 (the “Termination Date”); provided that the Termination Date shall be automatically extended for a period of sixty (60) days in the event that the failure of the Closing to have occurred by the initial Termination Date results primarily by the failure of any of the conditions set forth in Sections 5.1(f), 5.1(g), 5.1(h) or 5.1(i); and provided further, that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(ii)     any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 6.1(b)(ii) shall have used its reasonable best efforts to remove such restraint or prohibition as required by this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 6.1(b)(ii) shall not be available to any Party whose material breach of any provision of this Agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted;

(iii)     the Company Stockholders’ Meeting shall have been conducted and the Required Company Vote shall not have been obtained; or

(iv)     the SciVac Meeting shall have been conducted and the SciVac Shareholder Approval shall not have been obtained.

(c)     by SciVac, if:

(i)     the Company shall have breached or failed to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is not cured by the Company within thirty (30) days following receipt by the Company of written notice of such breach or failure to perform from SciVac (or, if earlier the Termination Date), and (B) would result in a failure of any condition set forth in Sections 5.1 or 5.2; provided that SciVac’s right to terminate this Agreement pursuant to this Section 6.1(c)(i) shall not be available if SciVac or Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder that would result in the conditions to Closing set forth in Sections 5.1 or 5.3 not being satisfied;

(ii)     (A) the Company Board fails to include the Company Board Recommendation in the Proxy Statement/Prospectus or the Company Board shall have made a Change of Recommendation; (B) the Company Board shall have failed to publicly reaffirm the Company Board Recommendation in the absence of a publicly announced Acquisition Proposal within two (2) Business Days after SciVac so requests in writing; (C) the Company enters into a written agreement with respect to an Acquisition Agreement; or (D) the Company or the Company Board shall have publicly announced its intention to do any of the foregoing;

(iii)     there is a Change of Recommendation by the SciVac Board after complying with Section 4.9;

(iv)     SciVac enters into an Acquisition Agreement with respect to a Superior Proposal after complying with the requirements of Section 4.9 and concurrently with prior to such termination SciVac pays to the Company the SciVac Termination Fee pursuant to Section 6.2(b);

(v)     if (x) all of the conditions contained in Section 5.1 and Section 5.3 have been satisfied or waived by the Company (other than those conditions that by their nature are to be satisfied at the Closing (but subject to their satisfaction or waiver by the Company at the Closing)) and (y) the Company fails to complete the Closing within three (3) Business Days following the date the Closing should have occurred pursuant to Section 1.2; or

(d)     by the Company if

(i)     SciVac or Sub shall have breached or failed to perform in any respect any of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is not cured within thirty (30) days following receipt by SciVac of written notice of such breach or failure to perform from the Company (or, if earlier, the Termination Date), and (B) would result in a failure of any condition set forth in Sections 5.1 or 5.3; provided, that the Company’s right to terminate this Agreement pursuant to this Section 6.1(d)(i) shall not be available if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder that would result in the conditions to Closing set forth in Sections 5.1 or 5.2 not being satisfied;

(ii)     (A) the SciVac Board fails to include the SciVac Board Recommendation in the SciVac Circular or the SciVac Board shall have made a Change of Recommendation; (B) the SciVac Board shall have failed to publicly reaffirm the SciVac Board Recommendation in the absence of a publicly announced Acquisition Proposal within two (2) Business Days after the Company so requests in writing; (C) SciVac enters into a written agreement with respect to an Acquisition Agreement; or (D) SciVac or the SciVac Board shall have publicly announced its intention to do any of the foregoing;

(iii)     there is a Change of Recommendation by the Company Board after complying with Section 4.9;

(iv)     the Company enters into an Acquisition Agreement with respect to a Superior Proposal after complying with the requirements of Section 4.9 and concurrently with or prior to such termination the Company pays to SciVac the Company Termination Fee pursuant to Section 6.2(b); or

(v)     if (x) all of the conditions contained in Section 5.1 and Section 5.2 have been satisfied or waived by SciVac (other than those conditions that by their nature are to be satisfied at the Closing (but subject to their satisfaction or waiver by SciVac at the Closing)) and (y) SciVac and Sub fail to complete the Closing within three (3) Business Days following the date the Closing should have occurred pursuant to Section 1.2.

6.2     Effect of Termination.

(a)     Except as provided in this Section 6.2, in the event of termination of this Agreement by either the Company or SciVac as provided in Section 6.1, this Agreement (other than Section 4.10(b), 4.14, 6.2, 6.3, and Article 7) shall forthwith become void and there shall be no liability or obligation on the part of SciVac, Sub or the Company or their respective Representatives; provided, that the termination of this Agreement shall not relieve any Party from any liability for any fraud or intentional and material breach of this Agreement.

(b)     If (x) SciVac shall terminate this Agreement pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii)(B), (y) the Company shall terminate this Agreement pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)(B) or (z) SciVac or the Company shall terminate this Agreement pursuant to Sections 6.1(b)(i), 6.1(b)(iii) or 6.1(b)(iv), and at any time after the date of this Agreement and prior to the termination of this Agreement an Acquisition Proposal shall have been publicly disclosed and not publicly withdrawn, and within twelve (12) months after such termination, the Company or SciVac, as applicable, enters into an Acquisition Agreement or a transaction in respect of an Acquisition Proposal is consummated, then (i) if the Company shall have entered into such Acquisition Agreement or consummated such transaction in respect of an Acquisition Proposal, then the Company shall pay to SciVac an amount equal to $2,700,000 (the “Company Termination Fee”) or (ii) if SciVac shall have entered into such Acquisition Agreement or consummated such transaction in respect of an Acquisition Proposal, then SciVac shall pay to the Company an amount equal to $3,344,000 (the “SciVac Termination Fee”), in each case by wire transfer of same day funds on the earlier of the date of entry into the Acquisition Agreement and such consummation.

(c)     If (x) SciVac shall terminate this Agreement pursuant to Sections 6.1(c)(ii)(A), (C) or (D) or (y) the Company shall terminate this Agreement pursuant to Section 6.1(d)(iii) then the Company shall pay to SciVac, not later than two (2) Business Days following such termination, an amount equal to the Company Termination Fee.

(d)     If the Company shall terminate this Agreement pursuant to Section 6.1(d)(iv), then the Company shall pay to SciVac the Company Termination Fee concurrently with such termination.

(e)     If (x) the Company shall terminate this Agreement pursuant to Sections 6.1(d)(ii)(A), (C) or (D) or (y) SciVac shall terminate this Agreement pursuant to Section 6.1(c)(iii), then SciVac shall pay to the Company, not later than two (2) Business Days following such termination, an amount equal to the SciVac Termination Fee.

(f)     If SciVac shall terminate this Agreement pursuant to Section 6.1(c)(iv), then SciVac shall pay to the Company the SciVac Termination Fee concurrently with such termination.

(g)     For purposes of this Section 6.2, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 4.9(e), except that the reference to “fifteen percent (15%)” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “fifty percent (50%).”

(h)     All payments under this Section 6.2 shall be made by wire transfer of immediately available funds to an account or accounts designated by the Party to whom payment is due.

(i)     Each Party acknowledges that the agreements contained in this Section 6.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, no Party would enter into this Agreement. Nothing contained in this Section 6.2 shall constitute or shall be deemed to constitute liquidated damages for the intentional breach by any Party of the terms of this Agreement or otherwise limit the rights of any Party. If any Party fails to pay promptly any fees or expenses due pursuant to this Section 6.2, then such Party shall also pay to the Party to whom such payment is due its reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fees or expenses under this Section 6.2, accruing from its due date, at an interest rate per annum equal to two (2) percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate. Under no circumstances shall (x) the Company be obligated to pay more than one (1) Company Termination Fee or (y) SciVac be obligated to pay more than one (1) SciVac Termination Fee. If SciVac receives a fee pursuant to Sections 6.2(b), 6.2(c), or 6.2(d), then the collection of such fee will be the sole and exclusive remedy of SciVac and Sub in respect of any breach of, or inaccuracy contained in the Company’s covenants, agreements, representations or warranties in this Agreement. If the Company receives a fee pursuant to Sections 6.2(b), 6.2(c), or 6.2(d), then the collection of such fee will be the sole and exclusive remedy of the Company in respect of any breach of, or inaccuracy contained in SciVac’s and Sub’s respective covenants, agreements, representations or warranties in this Agreement.

6.3      Expenses. Except as otherwise provided herein, including as set forth in Section 6.2, all Expenses shall be borne by the Party incurring such Expenses, it being understood and agreed that the fee payable under the HSR Act by SciVac and the Company shall be borne equally by SciVac and the Company and each of the Company and SciVac shall pay half of any administrative filing fees required to be paid in connection with any filing made under any Foreign Antitrust Filing in connection with the transactions contemplated hereby. Notwithstanding the foregoing, if (i) SciVac terminates this Agreement pursuant to Section 6.1(c)(i) or (ii) the Company terminates this Agreement pursuant to Section 6.1(d)(i), then the non-terminating Party shall, on or prior to the fifth (5th) day following such termination, pay to the terminating Party an amount in cash (which in no event shall exceed $1,000,000), by wire transfer of immediately available funds, equal to terminating Party’s actual Expenses incurred in connection with this Agreement and the transactions contemplated hereby.

Article 7
Miscellaneous

7.1     Definitions.

(a)     Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acceptable NDA” means a confidentiality agreement containing terms at least as restrictive with respect to such Person as the terms contained in the Confidentiality Agreement with respect to the other Party (provided that such confidentiality agreement may provide that any standstill provisions shall terminate if there is a public announcement that a third party other than the applicable Party has entered into an agreement with the Company or SciVac, as applicable, with respect to an Acquisition Proposal or a SciVac Acquisition Proposal or such third party has publicly announced that it intends to commence a tender offer with respect to the Company’s or SciVac’s equity securities).

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Antitrust Laws” mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other state, foreign, national, multinational, and supra-national Laws, if any, that are designed or intended to control mergers and acquisitions or to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Arm’s Length” has the meaning ascribed thereto in the Tax Act.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BC Securities Act” means that the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as promulgated or amended from time to time, and includes any successor thereto.

“Business Day” means a day except (i) a Saturday, (ii) a Sunday, (iii) another day on which the SEC or banks in the City of New York are authorized or required by Law to be closed or (iv) a statutory or civic holiday in Vancouver, British Columbia or the State of Israel.

“Capital Raising Transaction” means a public or private offering, whether or not underwritten, of SciVac Common Shares, which provides SciVac with aggregate gross proceeds of at least $25,000,000 before deduction of offering expenses and any underwriter or placement agent fees, discounts or expenses.

“CLIA” means the Clinical Laboratory Improvement Amendments of 1988, 42 U.S.C. § 263a et seq. and its implementing regulations at 42 C.F.R. pts. 493 & 498.

“Clinical Trials” means all clinical testing or experiment conducted by or on behalf of the SciVac Entities.

“CLS License” means that certain License Agreement, dated April 20, 2015, by and between CLS Therapeutics Limited and SciVac Ltd.

“CMS” means the Centers for Medicare & Medicaid Services, a non-independent agency within the United States Department of Health and Human Services

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company, including the shares of Company Common Stock issuable upon conversion of the Company Convertible Preferred Stock which shall have been converted into Company Common Stock immediately prior to Closing.

“Company Convertible Preferred Stock” means the Series 1 Convertible Preferred Stock, par value $0.0001 per share, of the Company.

“Company Disclosure Schedule” means the written information set forth in a Disclosure Schedule delivered as of the date of this Agreement to SciVac and attached hereto describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, referencing each Section of this Agreement under which such disclosure is being made. Unless reasonably apparent from its face, information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Company Entities” means, collectively, the Company and the Company Subsidiaries.

“Company IP” means: (a) all Intellectual Property relating to the Company Products in which the Company and any of the Company Subsidiaries have an ownership interest; and (b) all other Intellectual Property which the Company and any of the Company Subsidiaries use and exploit in connection with the manufacture, use, testing, sale, license or other commercialization of the Company Products;

“Company Material Adverse Effect” means any state of facts, event, change, circumstance, development, effect or occurrence which, individually or together with any other state of facts, event, change, circumstance, development, effect or occurrence, has or could reasonably be expected to have a material adverse impact on (i) the assets, properties, capitalization, condition (financial or otherwise), financial position, business or results of operations of the Company Entities, taken as a whole; provided, that “Company Material Adverse Effect” shall be deemed to exclude the impact of (A) changes after the date hereof in Laws (or interpretations thereof) of general applicability or interpretations thereof by Governmental Entities, (B) changes or modifications after the date hereof in GAAP or regulatory accounting requirements, (C) actions and omissions of any Company Entity taken with the prior written consent of SciVac, (D) the public announcement of this Agreement, including, without limitation, any shareholder litigation related to this Agreement, (E) changes in the market price or trading volume of Company Common Stock (it being understood that any cause of any such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur, unless such cause is otherwise excluded), (F) general national or international economic, financial, political or business conditions including the engagement by the United States or Canada in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, Canada or any of their respective territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or Canada, or (G) any failure by the Company to meet internal projections or forecasts or third-party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur, unless such cause is otherwise excluded), or (H) any natural disaster or act of God; provided, that state of facts, events, changes, circumstances, developments, effects or occurrences referred to in clauses (A), (B), (F) and (H) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect if and to the extent such state of facts, events, changes, circumstances, developments, effects or occurrences has had or could reasonably be expected to have a disproportionate adverse effect on the Company Entities, as compared to other companies operating in the industry or territory in which the Company Entities operate; or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

“Company Material Contract” means any Contract that is binding upon the Company or any Company Subsidiary and that: (i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) contains covenants that limit the ability of the Company or any Company Subsidiary (or which, following the consummation of the Merger, could restrict or purport to restrict the ability of the Surviving Corporation or SciVac or any of their Affiliates) to compete in any business or with any Person or in any geographic area; (iii) involves the payment to or from any Company Entity of $100,000 or more; (iv) relates to Company Intellectual Property (excluding contracts for the use of commercially available software); (v) relates to indebtedness for borrowed money or any third-party financial guaranty, in each case in excess of $500,000; (vi) involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial Contract, or other derivative Contract, or any other interest rate or foreign currency protection Contract; (vii) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person, which acquisition or disposition has yet to be consummated; or (viii) contains a “standstill” or similar provision that restricts the ability of the Company, the Company Subsidiaries or any of their respective Affiliates to acquire any of the securities or assets of a third party or such third party’s Affiliates.

“Company Option Plan” means, either individually or collectively, the 2006 VBI Vaccines Inc. US Stock Option Plan, the VBI Vaccines Inc. 2013 Equity Incentive Plan, and the VBI Vaccines Inc. 2014 Equity Incentive Plan.

“Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

“Company Products” means all marketed products, and all compounds or devices and product candidates that are being evaluated or are under development, current, active or otherwise, or consideration by the Company or any Company Subsidiary or any of their respective licensees, whether in clinical trials as to which the Company or any Company Subsidiary holds the applicable investigational new drug applications, or in earlier stages of development, or otherwise.

“Company SEC Documents” means the SEC Documents of the Company.

“Company Services” means all services provided by the Company.

“Company Stockholders’ Meeting” means the meeting of the stockholders of the Company to approve and adopt this Agreement, the Merger and the transactions contemplated hereby, including any adjournment or adjournments thereof.

“Company Subsidiaries” means the Subsidiaries of the Company, which shall include any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of the Company in the future and held as a Subsidiary by the Company at the Effective Time.

“Company 2014 Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 8, 2014, by and among Variation Biotechnologies (US), Inc., Paulson Capital (Delaware) Corp. and VBI Acquisition Corp.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, license, obligation, plan, practice, restriction, promise, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“CSA” means the Canadian Securities Administrators.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit; (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit; or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Environmental Laws” means all foreign, federal, state, provincial, or local statutes, regulations, ordinances, orders, judgments, codes, decrees or other legal requirements protecting the environment, including the ambient air, soil, surface water or groundwater or natural resources, pollution or human exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations of Governmental Entities required under applicable Environmental Laws.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“Expenses” of a Person means all fees and expenses, including all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates), incurred by or on behalf of such Person in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Confidentiality Agreement and the transactions contemplated hereby and thereby, including the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement/Prospectus, the Registration Statement, the SciVac Circular, and the other Required Filings and any amendments or supplements thereto, and the solicitation of shareholder approval and all other matters related to the transactions contemplated hereby.

“FDA” means the United States Food and Drug Administration.

“GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.

“Governmental Entity” shall mean any foreign, multinational, supra-national, or domestic arbitrator, court, nation, governmental or quasi-governmental agency, government, any state, provincial, or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, or material, including petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material or contaminant deemed under any Environmental Law to be deleterious to the environment or worker or public health or safety.

“Healthcare Regulatory Authority” means the FDA and includes any Canadian and/or Israeli federal or provincial Regulatory Authority having jurisdiction over similar matters, including the Israeli MOH.

“Healthcare Regulatory Authorizations” means all approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Healthcare Regulatory Authority, including participation agreements with governmental third-party payors, including by way of example, Medicare, Medicare Advantage, Medicaid, Tricare, FEHBP and any “federal health care program,” as that term is defined in Social Security Act § 1128B(f), and certificates of compliance and certificates of accreditation issued pursuant to CLIA.

“HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards, consistently applied during the periods involved.

“IRS” means the United States Internal Revenue Service.

“Israeli MOH Guidelines” means the Israeli MOH Guidelines titled “Clinical Trials of Human Subjects” and all of MOH guidelines regarding Clinical Trials including GMP (Good Manufacturing Practices) for IMPs (Investigational Medicinal Products) No. EX-012/01.

“Intellectual Property” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world including all: (i) patents and patent applications, formulae, processes, and inventions and discoveries, whether or not patentable or otherwise subject to registration; (ii) trademarks, service marks, and trade dress trade names, service marks, logos, slogans, and other indicia of origin, and the goodwill associated therewith; (iii) rights in or associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (iv) trade secrets, know-how; and all similar proprietary right; (v) software, software code (in any form, including source code, executable code and object code), subroutines, techniques, and user interfaces and (vi) all registrations, renewals, extensions, combinations, divisions or reissues of, and applications for, any of the rights referred to in the immediately preceding clauses (i) through (v).

“Knowledge” as used with respect to (i) the Company (including references to the Company being aware of a particular matter) means the personal Knowledge after reasonable inquiry of its Chief Executive Officer, President, Chief Financial Officer and Senior Vice President, Research or Chief Scientific Officer, and (ii) SciVac (including references to SciVac being aware of a particular matter) means the personal Knowledge after reasonable inquiry of its Chief Executive Officer and Chief Financial Officer.

“Law” means any foreign, federal, state, provincial or local law, statute, code, ordinance, rule, regulation or other requirement.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding, (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any charge of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) liens reflected (or with respect to liabilities reflected) in the most recent audited financial statements of the Company or any Company Subsidiary or SciVac or any SciVac Subsidiaries, as applicable; (ii) mechanics’, materialmen’s, workmen’s or similar liens; (iii) easements, rights of way or similar encumbrances that do not materially interfere with the operations of the business of the Company Entities or the SciVac Entities, as applicable, as presently conducted; (iv) liens for Taxes and all water, sewer, utility, trash and other similar charges, in each case that are not yet due and payable or are being contested in good faith; (v) with respect to Article 4 hereof, all matters created or caused by or on behalf of, or with the written consent of, SciVac; and (vi) restrictions on transfers arising under applicable securities Laws.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors and review or examination of a patent or patent application by a patent office), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

“made available”, with respect to a particular document, means that (i) such document was included in the electronic data room assembled by the Company and its Representatives and made accessible to SciVac and its Representatives and included in such electronic data room prior to the date hereof and was accessible to SciVac and its Representatives and included therein as of 5:00 p.m., New York City time, on the date that is two Business Days prior to the date hereof; or (ii) such document was included in the electronic data room assembled by SciVac and its Representatives and made accessible to the Company and its Representatives and included therein as of 5:00 p.m., New York City time, on the date that is two Business Days prior to the date hereof.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Materials of Environmental Concern” means any pollutants or contaminants or any hazardous, acutely hazardous, radioactive or toxic substance, material or medical or other waste defined and regulated as such under Environmental Laws.

“Medicare” means the federal health insurance program administered by CMS pursuant to titles II, XI and XVIII of the Social Security Act, and includes Medicare Advantage as set forth in 42 C.F.R. pt. 422.

“Medicaid” means the federal-state health program for the categorically and medically needy administered by the states pursuant to state plans with CMS pursuant to XI and XIX of the Social Security Act.

“NASDAQ” means the NASDAQ Capital Market.

“New SciVac Equity Incentive Plan” means the equity incentive plan, in substantially the form attached as Exhibit E, pursuant to which SciVac Common Shares, securities exercisable for SciVac Common Shares and other securities otherwise linked to the value of SciVac Common Shares may be granted to, among other persons, officers, directors, employees and consultants of SciVac and its Subsidiaries.

“OIG” means the office with the United States Department of Health and Human Services charged with, among other things, combatting fraud, waste and abuse in federal health care programs.

“Order” means any administrative award, settlement, decree, injunction, judgment, quasi-judicial decision or award, ruling or writ of any Governmental Entity.

“Organizational Documents” means with respect to any entity, the certificate or articles of incorporation and bylaws of such entity or any similar charter or other organizational documents of such entity.

“Party” means any of SciVac, Sub or the Company, and “Parties” means SciVac, Sub and the Company.

“Permit” means any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Proxy Statement” means the proxy statement on Schedule 14A to be prepared and filed with the SEC by the Company relating to the approval and adoption by the Company’s shareholders of this Agreement, the Merger and the other transactions contemplated by this Agreement.

“Registered IP” means all Intellectual Property that is registered, filed, recorded, or issued with, by or under the authority of any Governmental Entity, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing;

“Registration Statement” means the registration statement on Form S-4, and any amendment or supplement thereto, pursuant to which the SciVac Common Shares issuable in the Merger will be registered with the SEC, in which the Proxy Statement will be included as a prospectus.

“Regulatory Authorities” means, collectively, the SEC, the New York Stock Exchange, NASDAQ, the TSX, the Federal Trade Commission, the Department of Justice, any state securities commission or securities regulatory authority, any securities commission or other securities regulatory authorities in each of the provinces of Canada (other than Quebec), any Healthcare Regulatory Authority and all other foreign, federal, state, provincial, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities (whether domestic or foreign) having jurisdiction over the Parties and their respective Subsidiaries.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

“Representative” means any director, officer, employee, Affiliate, investment banker, financial advisor, attorney, accountant, consultant or other representative or agent engaged by a Person.

“Required Company Vote” means the affirmative vote at an annual or special meeting of the stockholders of the Company, at which a quorum is present in accordance with the DGCL and the bylaws of the Company, of holders of the Company Common Stock and Company Convertible Preferred Stock representing at least a majority of the voting power of the stockholders.

“Returns” means all reports, forms, elections, designations, information statements and returns (whether in tangible, electronic or other form) including any amendments, schedules, attachments, supplements, appendices and exhibits thereto relating to, or required to be filed or prepared in connection with any Taxes.

“SciVac Circular” means the notice of the SciVac Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to holders of SciVac Common Shares in connection with the SciVac Meeting, as amended, supplemented or otherwise modified from time to time.

“SciVac Common Shares” means the common shares, no par value per share, of SciVac, prior to the Merger.

“SciVac Disclosure Schedule” means the written information set forth in the Disclosure Schedule delivered as of the date of this Agreement by SciVac to the Company.

“SciVac Entities” means, collectively, SciVac and all SciVac Subsidiaries.

“SciVac IP” means (a) all Intellectual Property relating to the SciVac Products in which SciVac and the SciVac Subsidiaries have an ownership interest, and (b) all other Intellectual Property which SciVac and any of the SciVac Subsidiaries use and exploit in connection with the manufacture, use, testing, sale, license or other commercialization of the SciVac Products.

“SciVac Material Adverse Effect” means any state of facts, event, change, circumstance, development, effect or occurrence which, individually or together with any other state of facts, event, change, circumstance, development, effect or occurrence, has or could reasonably be expected to have a material adverse impact on (i) the assets, properties, capitalization, condition (financial or otherwise), financial position, business or results of operations of the SciVac Entities, taken as a whole; provided, that “SciVac Material Adverse Effect” shall be deemed to exclude the impact of (A) changes after the date hereof in Laws (or interpretations thereof) of general applicability or interpretations thereof by Governmental Entities, (B) changes or modifications after the date hereof in IFRS, GAAP or regulatory accounting requirements, (C) actions and omissions of any SciVac Entity taken with the prior written consent of the Company, (D) the public announcement of this Agreement, including, without limitation, any shareholder litigation related to this Agreement, (E) changes in the market price or trading volume of SciVac Common Shares (it being understood that any cause of any such change may be taken into consideration when determining whether a SciVac Material Adverse Effect has occurred or could reasonably be expected to occur, unless such cause is otherwise excluded), (F) general national or international economic, financial, political or business conditions including the engagement by the United States, Canada or Israel in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, Canada or Israel or any of their respective territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, Canada or Israel, or (G) any failure by SciVac to meet internal projections or forecasts or third-party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a SciVac Material Adverse Effect has occurred or could reasonably be expected to occur, unless such cause is otherwise excluded); (H) any natural disaster or act of God, provided, that state of facts, events, changes, circumstances, developments, effects or occurrences referred to in clauses (A), (B), (F) and (H) above shall be considered for purposes of determining whether there has been or could reasonably be expected to be a SciVac Material Adverse Effect if and to the extent such state of facts, events, changes, circumstances, developments, effects or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on the SciVac Entities, as compared to other companies operating in the industry or territory in which the SciVac Entities operate; or (ii) the ability of SciVac to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

“SciVac Material Contract” means any Contract that is binding upon SciVac or any SciVac Subsidiary and that: (i) would be required to be filed by SciVac as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) contains covenants that limit the ability of SciVac or any SciVac Subsidiary (or which, following the consummation of the Merger, could restrict or purport to restrict the ability of the Surviving Corporation or any of its Affiliates) to compete in any business or with any Person or in any geographic area; (iii) involves the payment to or from any SciVac Entity of $100,000 or more; (iv) relates to SciVac Intellectual Property (excluding contracts for the use of commercially available software); (v) relates to indebtedness for borrowed money or any third-party financial guaranty, in each case in excess of $500,000; (vi) involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial Contract, or other derivative Contract, or any other interest rate or foreign currency protection Contract; (vii) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person, which acquisition or disposition has yet to be consummated; or (viii) contains a “standstill” or similar provision that restricts the ability of SciVac, the SciVac Subsidiaries or any of their respective Affiliates to acquire any of the securities or assets of a third party or such third party’s Affiliates.

“SciVac Meeting” means the special meeting of the holders of SciVac Common Shares, including any adjournment or postponement thereof, to be called and held in accordance with this Agreement and the rules of the TSX to consider, among other things, the issuance of the Merger Consideration and, effective at the Effective Time, the change of SciVac’s name to “VBI Vaccines Inc.”

“SciVac Option” means an option to purchase one share of SciVac Common Shares granted by SciVac.

“SciVac Products” means all marketed products, and all compounds or devices and product candidates that are being evaluated or are under development, current, active or otherwise, or consideration by SciVac or any SciVac Subsidiary or any of their respective licensees, whether in clinical trials as to which SciVac or any SciVac Subsidiary holds the applicable investigational new drug applications, or in earlier stages of development, or otherwise.

“SciVac Public Disclosure Record” means (i) all documents and information filed by SciVac under applicable Securities Laws on the System for Electronic Document Analysis Retrieval (SEDAR) and on the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR), during the period commencing July 9, 2015 and ending on the Effective Date, which are publicly available as of the date hereof or as of the Effective Date, and (ii) all information with respect to SciVac Ltd., including, without limitation, the financial statements of SciVac Ltd. and notes thereto, which were provided by SciVac Ltd. to Levon Resources Ltd. specifically for inclusion in the Notice of Meeting and Management Information Circular Relating to the Special Meeting of the Shareholders and Optionholders of Levon Resources Ltd. on June 3, 2015, and any amendments thereto, which are publicly available as of the date of this Agreement;

“SciVac Shareholder Approval” means approval by holders of a majority of SciVac’s issued and outstanding Common Shares of the issuance of the Merger Consideration, the New SciVac Equity Incentive Plan and the change of SciVac’s name, effective at the Effective Time, to “VBI Vaccines Inc.”

“SciVac Subsidiaries” means the Subsidiaries of SciVac, which shall include any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of SciVac in the future and held as a Subsidiary by SciVac at the Effective Time.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all reports, forms, schedules, agreements (oral or written), registration statements, proxy statements and other documents (in each case including all exhibits and schedules thereto and documents incorporated by reference therein) filed, or required to be filed, by a Party with the SEC pursuant to the Securities Laws.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means, as applicable, the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, U.S. and state securities laws, the BC Securities Act, Canadian provincial laws and the rules and regulations and published policies of any Regulatory Authority as now in effect and as they may be promulgated or amended thereunder, from time to time.

“Sub Common Stock” means the common stock, par value $0.01 per share, of Sub.

“Subsidiaries” means all those corporations, associations or other business entities of which the entity in question either (i) owns or controls fifty percent (50%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which fifty percent (50%) or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, that there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity); (ii) in the case of partnerships, serves as a general partner; (iii) in the case of a limited liability company, serves as a manager or a managing member; (iv) otherwise has the ability to elect a majority of the directors, trustees, managers, or managing members thereof; or (v) under GAAP or IFRS, as applicable, consolidates in its financial statements.

“Surviving Corporation” means the Company as the surviving corporation in the Merger.

“Tax” or “Taxes” means any federal, state, provincial, county, local, or foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States, Canada, Israel or any state, county, province, local or other foreign government or subdivision or agency thereof, whether imposed directly or through withholding, whether disputed or not, and including any interest, penalties and additions imposed thereon or with respect thereto, and any Liability for payment of any amounts described in above, whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined, unitary or similar group, as a result of any Tax sharing, Tax indemnity or Tax allocation Contract or any other express or implied agreement to indemnify or otherwise succeed to, assume, or bear responsibility for the Taxes of any other Person, as a withholding agent or collection agent, or otherwise through operation of Law.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time.

“Tax Laws” means any Laws relating to Taxes.

“Tax Liability” means any Liability in respect of Taxes.

“Tax Return” means any report, return, information return or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or the Company Subsidiaries, and any schedule, attachment or amendment to any Tax Return.

“TSX” means the Toronto Stock Exchange.

“TSX Approval” means conditional approval of the TSX to list the SciVac Common Shares issuable pursuant to this Agreement on the TSX, with final approval of the TSX being subject to receipt of the SciVac Shareholder Approval and to satisfying certain customary filing requirements of the TSX.

“TSX Documents” means all reports, forms, schedules, agreements (oral or written), prospectuses, information circulars, proxy statements and other documents (in each case including all exhibits and schedules thereto and documents incorporated by reference therein) filed, or required to be filed, by a Party with the CSA pursuant to the Securities Laws.

The terms set forth below shall have the meanings ascribed thereto on the referenced pages:

Term	Page	Term	Page
Acquisition Agreement	63	Exchange Agent	7
Acquisition Proposal	66	Exchange Listing	73
Agreement	1	Exchange Ratio	4
Annual Amount	69	Filed Company SEC Documents	12
Anti-takeover Laws	33	Foreign Antitrust Filings	67
Balance Sheet Date	12	Indemnified Person	69
Book-Entry Share	4	Legal Privilege	67
Canadian Company Optionholder	9	Letter of Transmittal	7
Canadian Company Shareholder	10	Licensee	74
Certificate of Merger	2	Merger	2
Change of Recommendation	63	Merger Consideration	4
Closing	2	Multiemployer Plan	28
Closing Date	2	Noon Spot Rate	5
Code	1	Perceptive Credit Agreement	54
Company	1	Plans	28
Company Board	1	Proceeding	69
Company Board Recommendation	1	Proxy Statement/Prospectus	60
Company Certificate	4	Required Filing	4.7
Company Financial Advisor	33	Sarbanes-Oxley Act	15
Company Financial Statements	16	SciVac	1
Company Insiders	72	SciVac Board	1
Company Materiality Qualifier	76	SciVac Board Recommendation	1
Company Options	5	SciVac Canadian Offer	10
Company Termination Fee	80	SciVac Financial Statements	37
Confidentiality Agreement	67	SciVac Financial Statements	37
Converted Shares	3	SciVac Materiality Qualifier	77
DGCL	2	SciVac Options	5
DEA	31	SciVac Termination Fee	80
DNASE License	74	Section 16 Information	72
Effective Time	3	Sub	1
EMEA	49	Superior Proposal	66
ERISA	28	Total Amount	6
ERISA Affiliate	28	Total Value	6

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “but not limited to.” The word “or” is not exclusive. References to “written” or “in writing” include in visual electronic form. Words of one gender shall be construed to apply to each gender.

7.2     Non-Survival of Representations, Warranties and Agreements.

None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 4.12 and those other covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 7.

7.3     Disclosure Schedules.

The inclusion of any information in the disclosure schedules accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such disclosure schedules, that such information is required to be listed in such disclosure schedules or that such information is material to any party or the conduct of the business of any party.

7.4     Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply or mandatory principles of law require the application of the DGCL. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware and any appellate court thereof and any United States District Court for the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 7.13 of this Agreement; provided, that nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

7.5      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.6     Severability; Construction.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

7.7     Specific Performance.

The Parties agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such obligations. Accordingly, the Parties agree that, if for any reason any of SciVac, Sub or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the Party seeking to enforce this Agreement against such nonperforming Party shall be entitled to seek specific performance and the issuance of immediate injunctive and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity. The Parties agree that (a) by seeking the remedies provided for in this Section 7.7, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under the terms of this Agreement in the event that the remedies provided for in this Section 7.7 are not available or otherwise are not granted and (b) nothing contained in this Section 7.7 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 7.7 before exercising any termination right under Article 6 (and, if applicable, pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 7.7 or anything contained in this Section 7.7 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 6 or pursue any other remedies under this Agreement that may be available then or thereafter.

7.8     Entire Agreement.

This Agreement and the Confidentiality Agreement contain the entire understanding among the Parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

7.9     Amendments.

This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time before or after receipt of the Required Company Vote, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

7.10     Extension; Waivers.

At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

7.11     Parties in Interest.

Except for (i) the rights of the Company shareholders to receive the Merger Consideration following the Effective Time in accordance with the terms of this Agreement (of which the shareholders are the intended beneficiaries following the Effective Time), (ii) the rights of holders of Company Options and Company Warrants to have their Company Options and Company Warrants, respectively, converted into and become rights with respect to SciVac Common Shares (of which the option holders and warrant holders are the intended beneficiaries immediately prior to the Effective Time), and (iii) the rights to continued indemnification and insurance pursuant to Section 4.12 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or SciVac. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or SciVac.

7.12     Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

7.13     Notices.

All notices, requests, demands and other communications in connection with this Agreement shall be in writing and shall be deemed given if (a) delivered personally, on the date of such delivery, (b) upon non-automated confirmation of receipt when transmitted via facsimile or electronic mail (but only if followed by transmittal by nationally recognized overnight courier or by hand for delivery on the next Business Day), or (c) on receipt (or refusal to accept delivery) after dispatch by registered or certified mail (return receipt requested), postage prepaid, or by a nationally recognized overnight courier (with confirmation), addressed, in each case, as follows:

If to the Company prior to the Effective Time:	222 Third Street, Suite 2241 Cambridge, MA 02142 Attention: Jeff R. Baxter, President and CEO Facsimile: 888.391.2579 Email: jbaxter@vbivaccines.com

with a copy to (which shall not constitute notice):	Mitchell Silberberg & Knupp LLP 11377 W. Olympic Blvd. Los Angeles, CA, 90064 Attention: Kevin Friedmann Facsimile: 310.312.3100 Email: kxf@msk.com

If to SciVac or Sub or, from and after the Effective Time, the Company:	Gad Feinstein Rd. P.O. Box 580 Rehovot 7610303 Israel Attention: Dr. Curtis A. Lockshin, CEO Facsimile: 781.538.4327 Email: lockshin@scivac.us

with a copy to (which shall not constitute notice):	Greenberg Traurig, P.A. 333 S.E. 2nd Avenue Suite 4400 Miami, Florida 33131 Attention: Robert L. Grossman Drew M. Altman Facsimile:305-961-5756 Email:grossmanB@gtlaw.com altmand@gtlaw.com

7.14     Counterparts.

This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.15     Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

7.16     Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the drafter. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto. This Agreement shall be interpreted and applied in a manner which is consistent with the classification of the Merger as a reorganization under Code section 368(a).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SCIVAC THERAPEUTICS, INC.

By: /s/ Dr.Curtis A. Lockshin

Name:     Dr. Curtis A. Lockshin

Title:     Chief Executive Officer

SENICCAV ACQUISITION CORPORATION

By: s/ Dr.Curtis A. Locksin

Name:     Dr. Curtis A. Lockshin

Title:     President and Chief Executive Officer

VBI VACCINES INC.

By: /s/ Jeff Baxter

Name:     Jeff Baxter

Title:     Chief Executive Officer

[Signature Page to Merger Agreement]